 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997
                                                     REGISTRATION NO. 333-24791
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       FRANKLIN TELECOMMUNICATIONS CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                             3670                            95-3733534
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

     733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361 (805) 373-8688 (ADDRESS AND TELEPHONE NUMBER, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                FRANK W. PETERS
            733 LAKEFIELD ROAD, WESTLAKE VILLAGE, CALIFORNIA 91361
                                (805) 373-8688
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPY TO:

                            ROBERT J. ZEPFEL, ESQ.
                             PHILLIPS & HADDAN LLP
                        4675 MACARTHUR COURT, SUITE 710
                        NEWPORT BEACH, CALIFORNIA 92660
                                (714) 752-6100

                                ---------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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


PROSPECTUS

                               3,103,750 SHARES

                       FRANKLIN TELECOMMUNICATIONS CORP.

                                 COMMON STOCK

                               ----------------

  All of the 3,103,750 shares of Common Stock offered hereby, including 2,055,000 shares issuable upon exercise of warrants held by certain investors (the "Warrants"), are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders; however, it may receive proceeds from the exercise of warrants held by the Selling Shareholders, and an additional amount equal to 30% of the net proceeds received by the Selling Shareholders from the sale of the shares, to the extent such net proceeds exceed $4.00 per share. See "Selling Shareholders" and "Plan of Distribution." The Company's Common Stock is traded on the OTC Bulletin Board under the symbol FTEL. The closing price of the Company's Common Stock on November 5, 1997 was $5.81 per share.

  The Company designs, manufactures and markets high speed communications products and subsystems. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of Internet access and services to businesses and individuals.

                               ----------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND LIMITED
                   LIQUIDITY. SEE "RISK FACTORS" ON PAGE 5.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION NOR HAS  THE COMMISSION PASSED UPON THE ACCURACY
    OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
      A CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is         , 1997.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the Secretary of the Company.

                               PROSPECTUS SUMMARY

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual events and results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems. The products are marketed through Original Equipment Manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet Corp. ("FNet"), the Company is a provider of Internet access and services to businesses and individuals. The Company is a California corporation formed in 1981. Its address is 733 Lakefield Road, Westlake Village, California 91361 and its telephone number is (805) 373-8688.

                                  THE OFFERING

 By Selling Shareholders............ 3,103,750 shares of the Company's Common
                                     Stock, including 2,055,000 shares issuable
                                     upon the exercise of warrants held by
                                     certain investors (the "Warrants"),
                                     611,750 shares previously issued upon the
                                     exercise of warrants and stock options,
                                     and 437,000 shares issued in connection
                                     with certain acquisitions made by the
                                     Company. The Company will not receive any
                                     proceeds from the sale of these shares.
                                     However, if the Selling Shareholders who
                                     hold Warrants determine to exercise their
                                     Warrants in order to sell shares
                                     hereunder, the Company will receive the
                                     net proceeds of the exercise of the
                                     Warrants. If all of the Warrants were
                                     exercised, the Company would receive
                                     proceeds of $2,628,750, plus an additional
                                     amount equal to 30% of the net proceeds of
                                     the sale of the shares issued upon
                                     exercise of the Warrants, to the extent
                                     such net proceeds exceed $4.00 per share.
 Common Stock Currently Outstanding. 16,082,686 shares, including the 2,055,000 shares issuable upon exercise of the
                                     Warrants.
 Risk Factors....................... The securities involve a high degree of risk and limited liquidity. See "Risk
                                     Factors."

                            SELECTED FINANCIAL DATA

  The following selected financial data has been derived from the Company's audited consolidated financial statements included elsewhere herein.

                                                  YEARS ENDED JUNE 30,
                                             ---------------------------------
                                               1995        1996        1997
                                             ---------  ----------  ----------
STATEMENT OF OPERATIONS DATA (IN THOUSANDS,
 EXCEPT PER SHARE DATA AND OUTSTANDING
 SHARES):
Net sales..................................  $   1,481  $      430       1,735
Gross profit (loss)........................        963        (160)        745
Loss from operations.......................       (173)     (1,497)     (2,775)
Net loss...................................       (160)     (1,467)     (2,824)
Net loss per common share..................  $   (0.02) $    (0.14)       (.23)
Weighted average common shares outstanding.  6,475,984  10,279,281  12,267,991

                                                            JUNE 30,
                                                     -------------------------
                                                      1995     1996     1997
                                                     -------  -------  -------
BALANCE SHEET DATA (IN THOUSANDS):
Total assets........................................ $   998  $   712  $ 3,514
Total liabilities................................... $ 1,384  $ 1,461  $ 1,939
Accumulated deficit................................. $(4,684) $(6,151) $(8,975)

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should carefully be considered in evaluating an investment in the shares of Common Stock offered hereby.

OPERATING LOSSES

  The Company has incurred operating losses in each of its last three fiscal years and has an accumulated deficit, as of June 30, 1997, of $8,975,000. The Company's operating losses have resulted from a number of factors, including reduced demand for the Company's legacy hardware products, increasing expenses relating to the development of new hardware products, expenses related to installing the infrastructure for the Internet services business of its majority-owned subsidiary, FNet, and increasing sales and marketing expenses to promote new products and services. During the year ended June 30, 1997, the Company's subsidiary, FNet, raised approximately $2,059,000 in equity financing. Additionally, in September and October 1997 the Company received net proceeds of $5,957,500 from private financings. See "Business--Recent Financings." The Company has been dependent on this equity financing to sustain its ongoing operations. Consequently, an investment in the Company is highly speculative and no assurance can be given that purchasers of the shares of Common Stock offered hereby will realize any return on their investment or that purchasers will not lose their entire investment.

ORGANIZATION OF SUBSIDIARY AND POTENTIAL CONFLICTS OF INTEREST; NEW BUSINESS VENTURE

  During 1996 the Company restructured its subsidiary, Franklin Datacom, Inc. from a manufacturer of communications hardware into an Internet service provider and changed its name to FNet. The Company has devoted significant resources and management time to the organization and development of FNet. As of June 30, 1997, the Company owned approximately 71% of the common stock of FNet, with the balance owned by members of management, including the Company's President, and certain investors. To the extent that FNet issues additional securities, either for cash, in connection with acquisitions or upon the exercise of options, the Company's percentage ownership will be reduced. As of June 30, 1997 there were options to purchase 2,634,000 shares of FNet outstanding, constituting approximately 11.9% of the outstanding shares. While management believes that the growth of FNet will eventually inure to the benefit of the Company through increased demand for its communications hardware as well as the value of its interest in FNet, it may have an adverse effect on the Company's principal business in the short term due to competing demands on the Company's resources and management. Also, the fact that members of the Company's management, including its President, hold a direct interest in FNet may pose conflicts of interest over the long term. FNet is in the nature of a new business venture, with no significant assets or revenues from operation; accordingly, it can be expected that its future operating results will be subject to many of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, over many of which the Company has no control. There can be no assurance, therefore, that FNet will be able to achieve or sustain profitability in future periods or that the Company's investment of time and resources into it will be repaid.

RESULTS FOR YEAR ENDED JUNE 30, 1997; DEPENDENCE ON A SINGLE CUSTOMER

  While the Company's revenues for the year ended June 30, 1997 showed a significant increase over the revenues for the prior period, 38% of the increase was due to sales of the Company's Wide Area Network products to a single customer, Revco Drug Stores. Such products are technologically dated, and the demand for them during the period was due principally to expansion of the business of the customer that already had a significant investment in a wide area network utilizing the products. Accordingly, there can be no assurance that revenues for subsequent periods will remain at these levels, and it is unlikely that the Company will receive significant additional orders for its Wide Area Network products from this customer or others.

DEPENDENCE ON MAJOR CUSTOMERS

  Sales of the Company's communications products are concentrated in a relatively small number of customers, who account for a significant portion of revenues. During the fiscal year ended June 30, 1996, the customers accounting for over 10% of the Company's product sales were Hughes Aircraft Company (18%), Citibank (17%), Vanstar (13%) and Revco Drug Stores (12%). For the year ended June 30, 1997 the customers accounting for over 10% of revenues, were Revco Drug Stores (29%) and Citibank (10%). The loss of any of these major customers could have a material adverse effect on the Company. The Company has no ongoing supply contracts with any of these customers.

GENERAL RISKS OF BUSINESS

  Any future success that the Company might enjoy will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors may include technological advances or product obsolescence, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including costs of supplies, personnel, and equipment, reduced margins caused by competitive pressures and other factors, and changes in governmental regulation imposed under federal, state or local laws.

RISKS ASSOCIATED WITH MANAGEMENT OF POTENTIAL GROWTH

  The Company's growth has placed, and is expected to continue to place, a significant strain on its managerial, operational, financial and information systems resources. To accommodate its current size and manage growth, the Company must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Additionally, expansion of the Company's information and network systems is required to accommodate its growth. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the Company to manage effectively its future growth would have a material adverse effect on the Company. This problem may be exacerbated to the extent the Company continues to acquire additional businesses, as each such business must then be integrated into the Company's operations and systems.

  Demand on the Company's network infrastructure, technical staff and resources has grown rapidly with the Company's expanding customer base, and the Company has occasionally experienced difficulties satisfying the demand for its Internet services. If such difficulties were to become widespread, it could adversely impact operations by causing subscribers or potential subscribers to utilize competitive Internet service providers. There can be no assurance that the Company's infrastructure, technical staff and resources will be adequate to facilitate the Company's growth. The Company believes that its ability to provide timely access for customers and adequate customer and technical support largely will depend on its ability to attract, identify, train, integrate and retain qualified personnel. Failure to provide adequate customer and technical support services would adversely affect the Company's ability to maintain and increase its customer base, and could therefore have a material adverse effect on the Company. See "Dependence on Network Infrastructure and Capacity; System Failure and Security Risks," "Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business."

NEED FOR ADDITIONAL CAPITAL

  The proceeds of this offering will be received by the Selling Shareholders. While the Company may receive cash from the exercise of warrants held by the Selling Shareholders, there can be no assurance that the Company will derive any specific amount of proceeds from this offering. Developments in the Company's business and possible expansion into other markets could indicate that the Company should expand its business at a faster rate than that currently planned for. Moreover, there can be no assurance that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated, which would require that the Company seek additional funds through equity, debt or other external financing. In any event, it is likely that the Company will attempt to raise additional capital to meet its obligations and to accelerate its growth. There can be no assurance that any additional capital resources which the Company may need will be available to the Company if and when required, or on terms that will be acceptable to the Company. If additional financing is required, or desired, the Company may be required to forgo a substantial interest in its future revenues or dilute the equity interests of existing shareholders, and a change in control of the Company may result.

QUARTERLY OPERATING RESULTS

  The Company's operating results may vary significantly due to a variety of factors, including the availability and cost of materials and components, the introduction of new products by the Company or its competitors, the timing of the Company's marketing efforts, pricing pressures, general economic and industry conditions that affect customer demand, and other factors.

DEPENDENCE ON KEY PERSONNEL

  The Company's success will depend to a significant extent upon the continued service of its founder, Frank W. Peters, the Company's President and Chief Executive Officer. The Company also will depend on its ability to attract, retain and motivate such additional qualified personnel as may be needed. The competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining any additional personnel it requires. The Company does not maintain "key man" insurance on any of its employees.

COMPETITION; NEW PRODUCTS AND TECHNOLOGICAL CHANGES

  The data communications industry is extremely competitive. The Company's principal competitors in the manufacture of communications hardware are Telematics, Micom, Memotech Data, Dynatech Corporation, Ascend Communications, Cisco Systems and U.S. Robotics. Most of these companies have substantially greater marketing, financial, technical and field support resources than the Company. In addition, the Company could face strong competition from a number of established computer and telecommunications firms which may enter the market in the future. The field of data communications is also marked by rapid changes in technology, which can cause products to become obsolete over very short time frames.

  The performance of the Company will depend on the success of its existing hardware products and services as well as its ability to develop and market new hardware products and services or enhance its existing hardware products and services to meet changing technology, pricing considerations and other market factors. The Company's business would be adversely affected if the Company were to incur delays in developing new hardware products and services or enhancements to existing hardware products and services or if such hardware products and services or enhancements did not gain market acceptance. There can be no assurance that the Company's existing or future hardware products and services will be successful or profitable. In addition, there can be no assurance that new hardware products and services developed by others will not render the Company's hardware products and services noncompetitive or obsolete.

  The Internet services market in which the Company's FNet subsidiary operates is extremely competitive, and the Company expects competition in this market to intensify in the future. FNet's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than FNet. FNet competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional Internet Service Providers such as IDT Corporation, MindSpring Enterprises, Inc., Netcom On-line Communication Services, Inc., PSINet, Earthlink and UUNET; (ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies such as AT&T Corp., MCI Communications Corporation and Sprint Corporation; (v) regional Bell operating companies ("RBOCs"); (vi) cable operators such as Comcast Corporation, Tele-Communications, Inc. and Time Warner, Inc.; and (vii) nonprofit or educational Internet Service Providers.

  The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for FNet. The ability of these competitors or others to bundle services and products with Internet connectivity services could place FNet at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on FNet. For example, AT&T has recently expanded its Internet services offerings. The Company believes that AT&T's expansion has substantially increased pricing pressure in the industry. In addition, certain of FNet's online competitors, including America Online, the Microsoft Network and Prodigy, have recently introduced unlimited access to the Internet and their proprietary content at flat rates that are generally equivalent to FNet's monthly flat rate, and do not require a set-up fee. Certain of the RBOCs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). As a result, competition for active users of Internet services has intensified. There can be no assurance that FNet will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise.

  Competition is also expected to focus increasingly on overseas markets, in which Internet services are just beginning to be introduced. Although the Company has established sales of its data communications hardware products overseas, FNet is not presently seeking to penetrate overseas markets for Internet services. To the extent that the ability to provide Internet services overseas becomes a competitive advantage in the Internet services industry, the failure of FNet to penetrate overseas markets may result in FNet being at a competitive disadvantage relative to other Internet access providers.

DEPENDENCE ON NETWORK INFRASTRUCTURE AND CAPACITY; SYSTEM FAILURE AND SECURITY RISKS

  The future success of FNet's business will depend on the capacity, reliability and security of its network infrastructure. FNet will be required to expand and improve this infrastructure as the number of customers and the amount and type of information its customers communicate over the Internet increases, and the means by which customers connect to the Internet evolve. Such expansion and improvement may require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or improve its network infrastructure to meet any additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost, if at all.

  Capacity constraints have occurred at many Internet Service Providers, both at the level of particular "points of presence" ("POPs") (affecting only customers attempting to use that particular POP) and in connection with system wide services (such as e-mail and news services, which can affect all customers). From time to time, FNet has experienced delayed delivery from suppliers of new telephone lines, modems, servers and other equipment used by FNet in providing its services. Any severe shortage of new telephone lines, modems, servers or other equipment could result in incoming access lines becoming full during peak times, causing busy signals for customers who are trying to connect to the Internet. Similar problems may occur if FNet is unable to expand the capacity of its various network, e-mail, World Wide Web and other servers quickly enough to keep pace with demand from the Company's expanding customer base. If the capacity of such servers is exceeded, customers will experience delays when trying to use a particular service. Further, if FNet does not maintain sufficient capacity in its network connections, customers will experience a general slowdown of all services on the Internet. Any of these events could cause customers to terminate use of FNet's services. Accordingly, any failure of FNet to expand or enhance its network infrastructure on a timely basis, or to adapt it to an expanding customer base, changing customer requirements or evolving industry standards, could have a material adverse effect on the Company.

  FNet's operations are dependent on its ability to protect its telecommunications and computer equipment against damage from fire, earthquake, power loss, telecommunication failure and similar events. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters and network hub or at POPs through which customers connect to the Internet could cause interruptions in the services provided by FNet. In addition, failure of FNet's telecommunications providers to provide the data communications capacity required by FNet as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by FNet, which could have a material adverse effect on the Company.

  FNet's network infrastructure may be vulnerable to computer viruses and other similar disruptive problems caused by its customers, other Internet users or other third parties. Computer viruses and other problems could lead to interruptions, delays in or cessation of service to FNet's customers, as well as corruption of FNet's or its customers' computer systems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of FNet or those of its customers, which may cause losses to FNet or its customers, or deter certain persons from using FNet's services. The Company expects that FNet's customers may increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed or completed with compromised security. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to FNet's customers, which could have a material adverse effect on the Company. In addition, there can be no assurance that customers or others will not assert claims of liability against FNet or the Company as a result of these events.

  FNet does not presently maintain redundant or backup Internet services or backbone facilities or other redundant computing and telecommunications facilities. Any accident, incident or system failure that causes interruptions in FNet's operations could have a material adverse effect on its ability to provide Internet services to its customers, and, in turn, on the Company.

PROPRIETARY TECHNOLOGY

  The Company's success will depend in part on protecting its proprietary technology. While the Company has patents covering certain of its products, its relies principally on trade secret law, confidentiality agreements and its technical abilities and responsiveness to the demands of customers to protect its proprietary rights. See "Business--Patents and Trademarks." There can be no assurance that the Company's technology will not be subject to misappropriation or independent third-party development of similar technology.

REGULATORY MATTERS

  Regulations of the Federal Communications Commission (the "FCC") affect various products of the Company. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premises. The Company currently complies with these regulations and foresees no problem in complying with these regulations in the future. Changes in existing laws and regulations which govern the telecommunications industry could affect the business of the Company.

  FNet provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. FNet is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future FNet could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. Several long distance telephone carriers have filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to FNet's entry into the Internet telephone market. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include Internet Service Providers. Although the Chairman of the FCC has indicated his opposition to levying service charges against Internet Service Providers, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject Internet Service Providers to state regulation.

  The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on the Company. See "Business-- Government Regulation."

POTENTIAL LIABILITIES ASSOCIATED WITH OPERATING AN INTERNET SERVICE PROVIDER

  The law relating to the liability of Internet Service Providers and online service companies for information carried on or disseminated through their networks has not yet been definitively established. Several private lawsuits seeking to impose such liability upon Internet Service Providers and online services companies are currently pending. Although no such claims have been asserted against FNet to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act imposes fines on any entity that knowingly (i) uses any interactive computer service or telecommunications device to send obscene or indecent material to minors; (ii) makes obscene or indecent material available to minors via an interactive computer service; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. As the law in this area develops, the potential imposition of liability upon FNet for information carried on and disseminated through its network could require it to implement measures to reduce its exposure to such liability. The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain service offerings. Any costs that are incurred as a result of such expenditure, contesting any such asserted claims or the imposition of liability could have a material adverse effect on FNet.

  Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have a material adverse effect on the Company.

DEPENDENCE ON TELECOMMUNICATIONS CARRIERS

  FNet relies on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long distance lines for its Internet service. As such, FNet is subject to potential disruptions in these telecommunications services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption. Any such disruptions could have a material adverse effect on FNet.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET; NEW AND UNCERTAIN MARKET; CUSTOMER RETENTION

  FNet's future success is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of, and interest in, the Internet, and in particular the World Wide Web, is a recent phenomenon and there can be no assurance that Internet usage will become more widespread, that extensive Internet content will continue to be developed or that extensive Internet content will continue to be accessible at no or nominal cost. The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure or of performance improvements. If use of the Internet does not continue to grow, FNet would be materially and adversely affected. Conversely, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will be able to support the demands placed on it by such potential growth. See "Risks Associated with Management of Potential Growth."

  The sales, marketing and other costs to FNet of acquiring new customers are substantial relative to the monthly fee derived from such customers. Accordingly, FNet's long-term success largely depends on its ability to retain its existing customers, while continuing to attract new customers. FNet continues to invest significant resources in its infrastructure and customer and technical support capabilities. However, there can be no assurance that such investment will improve customer retention. Because the Internet services market is new and the variety of available services is not well understood by new and potential customers, it is difficult, if not impossible, for FNet to predict future customer retention rates. Moreover, intense competition from competitors, some of whom offer many free hours of services for new customers, have most likely caused, and may continue to cause, some of FNet's customers to switch to a competitor's service. In addition, a certain number of new Internet users experience the Internet only as a novelty and do not become consistent users of Internet services. These factors could adversely affect FNet's customer retention rates. Any decline in customer retention rates would have a material adverse effect on FNet.

LIMITED MARKET FOR THE COMMON STOCK

  The Company's Common Stock is traded on the OTC Bulletin Board, but is not listed on any stock exchange or on NASDAQ. Trading volume in the Common Stock has fluctuated considerably in the recent past. The Company has filed for the registration of the entire class of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to make the Company a "reporting company" in that it will be required to file all of the reports, proxy statements and other information required to be filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act.

POSSIBLE VOLATILITY OF STOCK PRICES; PENNY STOCK RULES

  The over-the-counter markets for securities such as the Company's Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and general trends in the investment markets, as well as general economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock. Moreover, unless and until it is approved for quotation on NASDAQ, the Company's Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" were available, any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of the Company's Common Stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that a number of brokers may be unwilling to engage in transactions in the Company's Common Stock because of the need to comply with the "penny stock" rules, thereby making it more difficult for purchasers of Common Stock offered hereby to dispose of their shares. The Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the development and expansion of its business.

                                USE OF PROCEEDS

  The Company will not receive the proceeds of sales of shares by the Selling Shareholders. However, if the Selling Shareholders who hold Warrants determine to exercise their Warrants in order to sell shares hereunder, the Company will receive the proceeds of the exercise of the Warrants. If all of the Warrants were exercised, the Company would receive net proceeds of a minimum of $2,628,750, plus an additional amount equal to 30% of the net proceeds of the sale of the shares issued upon exercise of the Warrants, to the extent such proceeds exceed $4.00 per share. See "The Warrants." The Company plans to use any such net proceeds for expanded advertising and marketing, payment of trade accounts payable, and as working capital. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the amount of such proceeds, future revenue growth and the amount of cash generated by the Company's operations. To the extent such proceeds are not utilized immediately, they will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems. The products are marketed through original equipment manufacturers ("OEMs") and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of Internet access and services to businesses and individuals. The Company is a California corporation formed in 1981.

  Forward-looking statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations--including statements regarding the Company's entrance into the Internet business, newly introduced products, development of "telephone-to-telephone" service capabilities over the Internet, net sales, gross profit, operating expenses, other income and expenses, liquidity and cash needs and the Company's plans and strategies--are all based on current expectations, and the Company assumes no obligation to update this information. Numerous factors could cause actual results to differ from those described in the forward-looking statements. See "Risk Factors."

  The Company has recently re-focused its business from manufacturing primarily LAN and WAN products to providing telecommunications and Internet products and services. Beginning in the year ended June 30, 1997, the Company has begun to generate revenues from these new business lines. Sales had been declining for the Company's existing hardware products during the previous fiscal year, while the newly developed hardware products and Internet services were not yet ready for market. Initial demand for the Company's newly introduced D-Mark Channel Bank hardware product line appears promising, the interest primarily coming from Fortune 500 communication companies. The Company is also currently developing a new line of hardware products to complement the D-Mark's capabilities. The newly developed Cyclone, a D-Mark with integrated modems, is currently in Beta testing. FNet's Internet service business is beginning to grow, and management anticipates that rapid growth will result from the introduction of planned "Telephone to Telephone" capabilities over the Internet, which are currently under development.

  FNet is in the nature of a new business venture; accordingly, it can be expected that its future operating results will be subject to many of the risks inherent in establishing a new business enterprise. There can be no assurance, therefore, that FNet will be able to achieve or sustain profitability in future periods or that the Company's investment of resources into it will be repaid.

  The Company's D-Mark Channel Bank terminates a digital T1 telephone line from the local telephone company and channelizes it into 24 analog data/voice lines for either modems, faxes, or telephones. With the declining cost of T1 digital lines, the Company believes that the D-Mark Channel Bank provides an effective, cost saving solution for companies using 10 or more phones or modems. The Cyclone is an evolution of the D-Mark and includes modems integrated into the PC cards, thus eliminating the need to add external modems for those applications requiring them.

  Other products under development include the Tornado, which is a further evolution of the Cyclone by providing terminal server function. The Tornado is targeted to become the Company's point of presence "POP in a box" solution for ISPs or a corporation's data center. This would permit a new or existing Internet Service Provider or corporation to install all of the hardware required to provide an Internet service connection. The Data Voice Server, or DVS, is a further evolution of the Tornado, which adds the capability of transmitting voice traffic over the Internet and Frame relay circuits.

  Other features of the D-Mark series under development include FXO and Ground Start capabilities for the voice card integrated in the D-Mark systems. FXO will allow the D-Mark to extend the functions of a PBX telephone system. Ground Start will allow access to devices (PBX trunk lines, telephones, fax machines, etc.)

that operate in this environment, thus expanding the types of devices that the D-Mark systems can utilize. The T-1 card in the D-Mark system is also being improved to add a MVIP interface. The MVIP interface is an open architecture standard interface, which would permit users to customize applications and directly connect third party hardware to the D-Mark systems.

  In designing the D-Mark Channel Bank, the Company's primary target market was Internet Service Providers. With the growth of the Internet, the Company believes that the D-Mark Channel Bank can satisfy the requirements of Internet Service Providers for providing analog lines for modem banks to provide service for their dial-up accounts.

  Companies such as U.S. Robotics, Texas Instruments and Cirrus Logic have purchased the D-Mark Channel Bank for testing and engineering of the latest 56K (X2) modem technology. The Company is currently working with engineers from AT&T on a project integrating the D-Mark Channel Bank for use by its field engineers, in order to take calls in from the analog ports and send them back through to the digital T-1 port.

  These applications were not originally considered by the Company, but were discovered by and in conjunction with purchasers of the product. Due to the rapidly changing pace of the telecommunications industry, management believes that the D-Mark Channel Bank will continue to be a leading edge product because of its upgradability and flexibility. The Company also manufactures D4 T-1 Channel Banks, which are capable of terminating a telephone company T1 line which contains 24 voice and or data circuits. This termination takes the T-1 serial port and turns it into 24 central office type telephone outlets which will accept 24 desk phones or a PBX. The Company also has under development an ISA bus computer card which combines a V.34 Modem and the functions of the channel bank into one 8 port card, thus lowering the cost of data, not voice, for Internet Service Providers to accept a large number of analog modem subscribers. As part of the channel bank the Company also offers an 8 port station analog card (ICV-8) for the CTI market.

  As with any new line of business, there can be no assurance that the D-Mark Channel Bank and other newly developed communications products will gain widespread market acceptance or be profitable. In addition, there can be no assurance that new hardware products and services developed by others will not render the Company's hardware products and services noncompetitive or obsolete.

  The recent acquisition of Internet Passport has complemented FNet's capabilities, allowing FNet to offer an Internet format for requesting high-speed satellite transmission of volume data. Internet Passport is an Internet Service Provider that has obtained contractual arrangements with satellite transmission providers.

RESULTS OF OPERATIONS

 Fiscal Year Ended June 30, 1997 Compared To Fiscal Year Ended June 30, 1996

  Net Sales. Net sales increased by $1,305,000, or 303%, from $430,000 in the year ended June 30, 1996 to $1,735,000 in the year ended June 30, 1997. The overall increase is due to resurgence in demand for wide area network products, initial demand for newly introduced hardware products, and introduction of Internet services. Seven customers constituted 60% of total sales for the year ended June 30, 1997. The increase in sales of wide area network products related to shipments of the ACP 186, an existing communication board used by a significant customer that significantly expanded its operations during the period. Sales of the ACP 186 for the year ended June 30, 1997 were $436,000. The revenue mix for the year ended June 30, 1997 consisted of 68% wide area network products, including repair services, 9% newly introduced D-Mark hardware products, and 23% Internet services.

  Gross Profit (Loss). Gross profit increased as a percentage of net sales to 43% for the year ended June 30, 1997, from a gross loss of 37% of net sales for the corresponding period of 1996. The gross profit percentage increase can be attributed to increased sales of higher margin products and a spreading of fixed manufacturing overhead costs over a larger sales base.

  Operating Expenses. Operating expenses increased by $2,183,000, or 163%, from $1,337,000 in the year ended June 30, 1996 to $3,520,000 in the year ended June 30, 1997. Approximately 70% of the increase is attributable to a one-time write-off of goodwill. The balance is attributable to increased product development costs for the recently introduced hardware products, costs in developing the Internet services infrastructure, increased sales and marketing efforts, and costs in enhancing the general and administrative infrastructure to support higher sales volumes.

  Other Income (Expense). Interest expense increased by $15,000, or 58%, from $26,000 in the year ended June 30, 1996 to $41,000 in the year ended June 30, 1997, due primarily to an increase in loans from an officer of the Company and assumed lease debt from Internet Passport. Other expense increased by $1,000, or 20%, from $5,000 in the year ended June 30, 1996 to $6,000 in the year ended June 30, 1997, due to various non-operating items.

 Fiscal Year Ended June 30, 1996 Compared to Fiscal Year Ended June 30, 1995

  Net Sales. Net Sales decreased by $1,051,000, or 71%, from $1,481,000 in the year ended June 30, 1995 to $430,000 in the year ended June 30, 1996. The decrease was due to reduced demand for the Company's legacy wide area network products. The new products introduced in the six months ended December 31, 1996 were under continuing development during the year ended June 30, 1996, and therefore were not available for sale. In addition, the Internet services offered by the Company's subsidiary, FNet, were still in development, and therefore were not yet available.

  Gross Profit (Loss). The Company experienced a decrease in gross margin that resulted in a gross loss as a percentage of net sales of 37% for the year ended June 30, 1996, from 65% gross profit on net sales for the corresponding period of 1995. The gross margin percentage decrease can be attributed to a $226,000 write down of inventory valuation to reserve for obsolete and slow moving inventory and a spreading of fixed manufacturing overhead costs over a smaller sales base.

  Operating Expenses. Operating expenses increased by $201,000, or 18%, from $1,136,000 in the year ended June 30, 1995 to $1,337,000 in the year ended June 30, 1996. The increase is attributable to increased product development costs for the recently introduced hardware products, costs in developing the Internet services infrastructure, increased sales and marketing efforts, and costs in expanding administrative capabilities to support higher sales volumes.

  Other Income (Expense). Interest expense increased by $16,000, or 160%, from $10,000 in the year ended June 30, 1995 to $26,000 in the year ended June 30, 1996, due primarily to an increase in loans from an officer of the Company. Other income decreased by $30,000, or 120%, from $25,000 in the year ended June 30, 1995 to an expense of $5,000 in the year ended December 31, 1996, due to various non-operating items.

 Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

  Net Sales. Net sales increased by $240,000, or 19%, from $1,241,000 in the year ended June 30, 1994 to $1,481,000 in the year ended June 30, 1995. The increase was due to greater demand for the Company's wide area network products.

  Gross Profit. Gross profit increased as a percentage of net sales to 65% for the year ended June 30, 1995, from 58% gross profit on net sales for the corresponding period of 1994. The gross margin percentage increase can be attributed to increased sales of higher margin products.

  Operating Expenses. Operating expenses decreased by $62,000, or 5%, from $1,198,000 in the year ended June 30, 1994 to $1,136,000 in the year ended June 30, 1995. The decrease is attributable to reduced spending on product development costs. Costs for sales, marketing and general and administrative expenses remained similar for both periods.

  Other Income (Expense). Interest expense decreased by $4,000, or 29%, from $14,000 in the year ended June 30, 1994 to $10,000 in the year ended June 30, 1995, due primarily to the reduction of debt. Other income increased by $21,000, or 525%, from $4,000 in the year ended June 30, 1994 to $25,000 in the year ended December 31, 1995, due to various non-operating items.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents and net working capital totaled $1,464,000 and $809,000, respectively, as of June 30, 1997. The primary source of cash was net proceeds generated from equity financing. The Company has relied on sales of new shares and the exercise of warrants and options to fund operations for an extended period of time. The Company received $114,000, $1,007,000 and $1,129,000 in equity financing, for the years ended June 30, 1995, 1996, and 1997, respectively. Its subsidiary, FNet, raised $1,950,000 for the year ended June 30, 1997. FNet has continued to experience losses, due to the growth nature of the Internet services business.

  In addition to the equity financing described above, the Company's President has deferred portions of his compensation, and has on occasion, converted debt to equity, in order to preserve the Company's cash.

  The Company anticipates that its primary uses of working capital in future periods will be for acquisitions, increases in product development, expansion of its marketing plan, development of new branch offices and funding of increases in accounts receivable. Development of new branch offices may be achievable through acquisitions. Although the Company seeks to use its Common Stock to make acquisitions to the extent possible, many acquisition candidates may require that all or a significant portion of the purchase price be paid in cash.

  The Company believes that existing cash and cash equivalents, cash flow from operations, and cash being raised through private placements of securities will be sufficient to meet the Company's presently anticipated working capital needs for at least the next 13 months. The Company regularly evaluates various potential acquisitions, which could require a substantial portion of the net proceeds from the exercise of the Warrants. To the extent the Company uses its cash resources for acquisitions, the Company may be required to obtain additional funds, if available, through borrowings or equity financings. There can be no assurance that such capital will be available on acceptable terms. If the Company is unable to obtain sufficient financing, it may be unable to fully implement its growth strategy.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below for the fiscal years ended June 30, 1995, 1996 and 1997 have been derived from the Company's consolidated financial statements, audited by Singer, Lewak, Greenbaum & Goldstein LLP
(1997) and Corbin & Wertz (1996 and 1995), respectively, included elsewhere in this Prospectus, and should be read in conjunction with those consolidated financial statements (including the notes thereto). The selected financial data set forth below for the fiscal years ended June 30, 1993 and 1994 have been derived from the Company's consolidated financial statements, audited by Corbin & Wertz, but which are not included in this Prospectus.

STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                        YEARS ENDED JUNE 30,
                         -------------------------------------------------------
                           1993       1994       1995        1996        1997
                         ---------  ---------  ---------  ----------  ----------
Sales................... $   2,512  $   1,241  $   1,481  $      430  $    1,735
Cost of sales...........       778        516        518         590         990
                         ---------  ---------  ---------  ----------  ----------
  Gross profit (loss)...     1,734        725        963        (160)        745
                         ---------  ---------  ---------  ----------  ----------
Operating expenses:
  Research and
   development expenses.       519        327        308         320         480
  Selling, general and
   administrative
   expenses.............     1,088        871        828       1,017       1,508
  Write-off of goodwill.       --         --         --          --        1,532
                         ---------  ---------  ---------  ----------  ----------
    Total operating
     expenses...........     1,607      1,198      1,136       1,337       3,520
                         ---------  ---------  ---------  ----------  ----------
Income (loss) from
 operations.............       127       (473)      (173)     (1,497)     (2,775)
                         ---------  ---------  ---------  ----------  ----------
Other income (expense):
  Interest expense......       (21)       (14)       (10)        (26)        (41)
  Gain on settlement of
   accounts payable.....       108
  Loss on settlement of
   litigation...........       (82)
  Other.................         1          4         25          (5)         (6)
                         ---------  ---------  ---------  ----------  ----------
    Total other income
     (expense)..........         6        (10)        15         (31)        (47)
                         ---------  ---------  ---------  ----------  ----------
Income (loss) before
 minority interest and
 income taxes...........       133       (483)      (158)     (1,528)     (2,822)
Minority interest in
 loss of subsidiary.....       --         --         --           63         --
                         ---------  ---------  ---------  ----------  ----------
Income (loss) before
 income taxes...........       133       (483)      (158)     (1,465)     (2,822)
Provision for income
 taxes..................       (13)         2          2           2           2
                         ---------  ---------  ---------  ----------  ----------
Net income (loss)....... $     120  $    (485) $    (160) $   (1,467) $   (2,824)
                         =========  =========  =========  ==========  ==========
Net income (loss) per
 common share........... $    0.02  $   (0.08) $   (0.02) $    (0.14) $     (.23)
                         =========  =========  =========  ==========  ==========
Weighted average number
 of shares outstanding.. 5,736,512  5,753,589  6,475,984  10,279,281  12,267,991

BALANCE SHEET DATA (IN THOUSANDS):
                                        YEARS ENDED JUNE 30,
                         -------------------------------------------------------
                           1993       1994       1995        1996        1997
                         ---------  ---------  ---------  ----------  ----------
Cash.................... $     492  $      98  $     135  $      166  $    1,464
Working capital
 (deficit)..............       452        (15)        98        (206)        809
Total assets............     1,220        769        998         712       3,514
Long-Term Debt..........       120         50        161         238         360
Other liabilities.......       537        543        508         503         183
Stockholder's equity
 (deficiency)...........       (75)      (549)      (386)       (749)      1,575

--------
During the year ended June 30, 1994, the Company declared a 1-for-10 reverse stock split. Accordingly, all share and per share information has been retroactively restated to reflect the reverse split. The Company has not declared dividends since its inception.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is traded on the OTC Bulletin Board under the symbol FTEL. The following table sets forth the range of high and low bid quotation per share for the Common Stock as reported by the OTC Bulletin Board during the calendar years indicated. The bid price reflects inter-dealer prices and does not include retail mark-up, markdown, or commission.


                                                                    HIGH   LOW
                                                                    ----- -----
     1995
       First Quarter............................................... $ .39 $ .32
       Second Quarter..............................................  2.25   .98
       Third Quarter...............................................  1.69   .74
       Fourth Quarter..............................................   .75   .38
     1996
       First Quarter...............................................   .81   .66
       Second Quarter..............................................  1.53   .72
       Third Quarter...............................................  2.88   .97
       Fourth Quarter..............................................  2.25  1.25
     1997
       First Quarter...............................................  5.50  1.81
       Second Quarter .............................................  3.75  2.25
       Third Quarter ..............................................  3.25  1.56
       Fourth Quarter (through 11/5/97)............................  9.93  3.44

  The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay any cash dividends in the foreseeable future.

                                   BUSINESS

GENERAL

  Franklin Telecommunications Corp. (the "Company") designs, manufactures and markets high speed communications products and subsystems, including wide area networks ("WAN"), Local Area Networks ("LAN") and telecommunications equipment. The products are marketed through Original Equipment Manufacturers
(OEMs) and distributors, as well as directly to end users. In addition, through its majority-owned subsidiary, FNet, the Company is a provider of Internet access and services to businesses and individuals. FNet also distributes the equipment manufactured by the Company to corporations, including Internet Service Providers.

INDUSTRY BACKGROUND--COMMUNICATIONS PRODUCTS

  The demand for products that connect and control electronic data processing devices, such as point of sale equipment, personal computers and bank automated teller machines, has increased rapidly due to reductions in the cost of high speed digital communications. The Company's products are designed to address the need of geographically dispersed communications networks such as Wide Area Networks (WAN) and Local Area Networks (LAN), for which the Company provides proprietary hardware and software.

  The WAN and LAN connectivity segments of the communications industry continue to experience rapid growth. Corporations and governmental organizations are increasing the flow of information among their geographically separate facilities. Intelligent workstations (e.g., personal computer and departmental systems) are replacing character oriented (asynchronous) "dumb terminals" as the principal users of the device. These newer devices communicate on a record oriented basis (synchronous mode) which can utilize much faster transmission rates and thus take advantage of modern, high speed telecommunications facilities. The greater popularity of intelligent workstations has increased the demand for flexible and manageable networks that support devices from multiple vendors.

COMMUNICATIONS PRODUCTS

  Wide Area Network Connectivity Products. The Company manufactures three principal connectivity products for wide area networks. The Franklin Branch Node is a fully integrated small T-1 packet/circuit switch/multiplexes with LAN bridge/routing; it is designed for relatively small offices and supports interconnection of data, voice, image LAN and video applications.

  The Multi-Protocol Switching PAD is used to connect host computers and user systems through one international standard X.25 packet switching protocol, and provides sophisticated, real time management using simple, menu-oriented operator functions contained in a Network Control Center ("NCC"). The Company offers a product line of programmable high performance data communication processor circuit boards that support both synchronous and asynchronous modes for a variety of computer architectures. These cards are used in a variety of applications, including network system products, terminal emulators, programmable machine tools, voice response systems, protocol test devices, and load generation tools.

  Local Area Network Connectivity Products. The Franklin UltraFast Hurricane/155 Fast Ethernet Network Card offers high-speed and low-cost connectivity for LAN applications. Also, the Company manufactures the only 155Mbps Fast Ethernet daisy-chainable network card. As the majority of networks today send data packets at 10Mbps or 100Mbps, they require a hub (costing approximately $800) to connect the computers together via their network cards. The UltraFast Hurricane/155 network cards use a patented technology which allows packet sizes of 155Mps to be passed through. The Company believes that competing products, such as Intels 100Mbps cards, are substantially more expensive or provide inferior performance.

  The Hurricane/155 also does not require an expensive hub to network computers together because it is daisy-chainable. This feature can proves to be a significant cost savings for small networks and/or peer-to-peer environments. For applications such as Computer Aided Design or graphic environments, the Hurricane/155 can function on its own segment of an existing network and not interferes with the performance of the LAN. For those environments with large network needs (more than 15 users), the Company also manufactures 8 and 22 port hubs. The cards come in industry standard architectures (ISA, EISA, VESA, and PCI) and easily install into any PC.

  Telephone Interface Equipment & Computer Telephone Integration ("CTI"). The Company's D-Mark Channel Bank terminates a digital T1 telephone line from the local telephone company and channelizes it into 24 analog data/voice lines for either modems, faxes, or telephones. With reductions in the cost of T1 digital lines from the telephone companies, the D-Mark Channel Bank can be an effective method of utilizing analog lines for companies using 16 or more phones or modems. The product offers easy installation, automatic disaster recovery, remote manageability, and high reliability.

  In designing the D-Mark Channel Bank, the Company's primary target market was Internet Service Providers. With the growth of the Internet, the Company believes that the D-Mark Channel Bank can satisfy the requirements of Internet Service Providers for providing analog lines for modem banks to provide service for their dial up accounts.

  Companies such as U.S. Robotics, Texas Instruments and Cirrus Logic have purchased the D-Mark Channel Bank for testing and engineering of the latest 56K (X2) modem technology. The Company is currently working with engineers from AT&T on a project integrating the D-Mark Channel Bank for use by its field engineers, in order to take calls in from the analog ports and send them back through to the digital T-1 port.

  These applications were not originally considered by the Company, but were discovered by and in conjunction with purchasers of the product. Due to the rapidly changing pace of the telecommunications industry, management believes that the D-Mark Channel Bank will continue to be a leading edge product because of its upgradability and flexibility. The Company also manufactures D4 T-1 Channel Banks, which are capable of terminating a telephone company T1 line which contains 24 voice and or data circuits. This termination takes the T-1 serial port and turns it into 24 central office type telephone outlets which will accept 24 desk phones or a PBX. The Company also has under development an ISA bus computer card which combines a V.34 Modem and the functions of the channel bank into one 8 port card, thus lowering the cost of data, not voice, for Internet Service Providers to accept a large number of analog modem subscribers. As part of the channel bank the Company also offers an 8 port station analog card (ICV-8) for the CTI market.

INDUSTRY BACKGROUND--INTERNET SERVICES

  The Internet is a collection of computer networks linking millions of public and private computers around the world. Historically, the Internet was used by government agencies and academic institutions to exchange information, publish research and transfer email. A number of factors, including the proliferation of communication-enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the Internet and, in turn, have produced rapid growth in the number of Internet users.

  The emergence of the World Wide Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. The ease and speed of publishing, distributing and communicating text, graphics, audio and video over the Internet has led to a proliferation of Internet-based services, including chat, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as to the development of online communities. In addition, the reduced cost of executing transactions over the Internet provides individuals and organizations with a new means to conduct business.

FNET STRATEGY

  Through its subsidiary, FNet, the Company plans to offer international voice, fax, data and video exchange services over the Internet. The Company has installed and is operating Internet access and related services through an advanced TCP/IP based and ISDN and SMDS compatible T-1 and frame relay network. The services offered cover one spectrum of low-cost dial-up services to high performance continuous high speed access. In addition to acting as an Internet Service Provider, the Company operates a World Wide Web design and hosting service. Also, the Company has entered into a joint venture arrangement to establish an advanced Internet file server.

  Through FNet, the Company also plans to offer Internet services to individuals without computers, allowing them to deliver voice and fax messages over the Internet by use of a telephone only. Also, FNet plans to provide voice communication over the Internet from telephone and telephone, without any PC required, with voice quality comparable to current telephone company communications.

  FNet believes that the introduction of additional service offerings can serve not only to expand and maintain its customer base, but also, in certain instances, to enhance revenues. Accordingly, the Company has introduced a variety of services for business consumers, including business Web sites, high-speed ISDN communications capability and frame relay connections, each of which involve a monthly service charge plus set-up fees.

  Each FNet customer is provided a mailbox, or address, from which to send and receive email. Email functionality allows customers to exchange an unlimited number of multimedia text, graphics, audio and video messages with other FNet customers as well as with non-FNet Internet users.

  FNet provides space on its Web server for commercial customers to publish their own Web pages. Monthly fees for business Web sites range from $50 to $100, plus one-time setup fees of $50 to $100, depending on whether the site is unsecured or secure.

  FNet offers high-speed ISDN Internet access communication lines on a nationwide basis. ISDN provides a faster, more efficient method for communicating digital data over telephone lines. ISDN speeds are significantly faster than conventional modem speeds (up to 128 Kbps versus up to the current maximum of 33.6 Kbps). The monthly ISDN service charge ranges from $110 to $350, depending on speed and service options. A one-time setup fee ranging from $110 to $350 is also charged.

  FNet also offers frame relay capability. Frame relay enables direct, high-speed continuous connection of an organization's internal local area network to the Internet using dedicated circuits at speeds ranging from 56 Kbps to 1,536 Kbps. This service enables businesses to connect an entire local area network or high-end workstation to the Internet and provides the fastest data transfer rate generally available. Frame relay service fees range from $250 to $1,350 per month depending on access speeds, data throughput and other data transfer metrics. A one-time setup fee ranging from $250 to $1,350 is also charged.

  In addition, FNet offers RF Wireless services. RF Wireless allows businesses to utilize connections at 1,536 Kbps without contracting for T-1 service from local telephone companies. The RF Wireless service connects to FNet via antennas from the customer's site, thus utilizing FNet's high speed network. RF Wireless service fees are $595 per month, with a one-time setup fee of $595 and equipment cost of $3,500.

  Through the Company's acquisition of Internet Passport in February 1997, FNet plans to offer an Internet format for requesting high-speed satellite transmissions of volume data. Internet Passport is an Internet Service Provider that has obtained contractual arrangements with satellite transmission providers.

MARKETING AND DISTRIBUTION OF COMMUNICATIONS PRODUCTS

  The Company maintains a small direct sales force for the marketing of its communications products. It maintains a home page on the World Wide Web and a headquarters-based sales and service offices. It also markets its products through direct mail, participation in trade shows, telemarketing, and advertising in trade and technical publications. The Company has expanded the sales and marketing operation through acquisitions and the opening of field offices as well as employing manufactures representatives.

  The growth of the Internet has spawned a new industry, consisting of the building of infrastructure for Internet Service Providers and offering connections to corporate America as well as private individuals. The

Company designs and manufactures products which are basic to the operation of an Internet Service Provider. In addition, these same products are required in the expansion of corporate based private Intranets. Sales to large corporate clients are handled one at a time through telemarketing with in person follow-up sales calls, whereas sales to Internet Service Providers and the communication of the product lines are through advertising in trade journals.

MARKETING OF INTERNET SERVICES

  The market for Internet products and services is varied, including both hardware and software products and related services. Most companies in the industry provide either hardware, software or services. FNet offers both hardware and software specifically designed to provide enhanced Internet accessibility and usage.

  Internet users generally fall into one of two specific market segments, the individual user and the business user. Management of the Company believes that the individual user segment will continue to show rapid growth, with the principal uses being information services, on-line shopping and personal communications. The advent and increasing popularity of home shopping via television programming may also extend to the Internet. The Internet can provide consumers with vastly wider choices from a much greater base of vendors. Many catalogue and mail order companies now utilize electronic catalogues accessible through the Internet.

  The other significant market is the business user. At present, electronic mail is the most common application, utilizing computer-based LAN or WAN communication. The trend for companies with multiple, remote site locations is to link existing WANs utilizing the Internet, in order to minimize direct telephone company charges; this market segment is usually referred to as the Intranet. Internet access provides a fast, inexpensive method of achieving this connectivity. Although currently available technology provides some limited ability for voice communication over the Internet, the quality is poor and communication is generally possible only if users at both ends have Pcs with modems and identical software. It is possible that Intranet applications could eventually eliminate the need for resident operating software and massive on-site at a storage facilities for many businesses. Under this scenario, a PC with resident software will no longer be necessary, with access to any desired program available through an inexpensive workstation connected to the Internet. Also, data storage could be centralized in a secure database accessible through the Internet.

  The Company currently markets its Internet services through press releases, its home page on the World Wide Web, and other targeted marketing strategies. The Company plans to commence advertising its Internet services in business trade journals, national business publications, direct mail and local business publications.

COMPETITION

  The data communications industry is extremely competitive. The Company's principal competitors in this market are: Telematics, Micom, Memotech Data, Dynatech Corporation, Cisco Systems, Ascend Communications and U.S. Robotics. Most of these companies have substantially greater marketing, financial, technical and field support resources than the Company. In addition, the Company could face strong competition from a number of established computer and telecommunications firms which may enter the market in the future.

  The Internet services market in which FNet operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional Internet Service Providers, such as Earthlink, IDT, MindSpring, NETCOM, PSINet and UUNET; (ii) established online services such as America Online, CompuServe, Prodigy and the Microsoft Network; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunications companies, such as AT&T, MCI and Sprint; (v) RBOCs; (vi) cable operators, such as Comcast, TCI and Time Warner; and (vii) nonprofit or educational ISPs.

  The entry of new participants from these categories and the potential entry of competitors from other categories (such as computer hardware manufacturers) would result in substantially greater competition for the Company. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunications industry may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. Moreover, certain of the Company's online competitors, including America Online, the Microsoft Network and Prodigy, have recently introduced unlimited access to the Internet and their proprietary content at flat rates that are generally equivalent to the Company's flat rate, and do not require a set-up fee. Certain of the RBOCs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee) for at least some period of time. As a result, competition for active users of Internet services has intensified. There can be no assurance that the Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures by increasing the number of its customers, by generating higher revenue from enhanced services, by reducing costs or otherwise. See "Risk Factors--Competition; New Products and Technological Changes."

  The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of the Company's customer and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Also, the Company believes that it has a competitive advantage over most Internet Service Providers because it manufactures much of the equipment necessary to operate an Internet Service Provider, and is able to react quickly to technological changes in the industry.

RECENT ACQUISITIONS AND TRANSACTIONS

  During the fiscal year ended June 30, 1996, the Company acquired Alphalink, an Internet Service Provider, for 50,000 shares of Common Stock of the Company valued at $19,760, and Malibu Internet Services, an Internet Service Provider and designer of "home pages" for the World Wide Web, for 60,000 shares of Common Stock of the Company and 50,000 shares of the Common Stock of FNet, valued, in the aggregate, at $55,020.

  In December 1996 the Company acquired Number One Internet Service, a company offering high speed wireless, frame relay and ATM Internet services. The services offered by Number One Internet Service have been integrated with the services of FNet, and are offered to FNet customers seeking high speed Internet service and sophisticated applications. In connection with the acquisition, the owners of Number One Internet Service received 40,000 shares of the Company's Common Stock and options to purchase an additional 10,000 shares at an exercise price of $1.25 per share, exercisable in January 1998. In addition, they received 20,000 newly-issued shares of FNet and options to purchase an additional 80,000 shares of FNet, exercisable over a four year period. The securities issued were valued at $89,780.

  In February 1997 the Company acquired Internet Passport, a company offering high end Internet services for business customers, including a system for alternate delivery Internet service using satellite technology for transfer of large files. Internet Passport was organized in 1996, and has had limited operations to date. In connection with the acquisition, the Company issued 600,000 shares of its Common Stock, and assumed certain obligations, with a net value of $1,700,789.

  In February 1997 the Company acquired the shares of CPR Computer Repair, Inc., a service company specializing in the repair of computers and printers, for 25,000 shares of the Company's Common Stock and assumption of certain obligations, valued at $69,425. The Company sold the shares of CPR Computer Repair Inc. in June of 1997, in exchange for a royalty, based on the gross profits of CPR Computer Repair, Inc., up to a maximum of $100,000.

  In March 1997 the Company's subsidiary, Internet Passport, entered into a Memorandum of Understanding with DigitalXPress LLC ("DigitalXPress"), a purveyor of video and data network satellite services. Under the terms of the agreement, Internet Passport and DigitalXpress will jointly develop a product line, to be called "XPressNet," to furnish Internet connectivity to the products currently marketed by DigitalXPress, and to combine marketing efforts for certain customers, applications and products.

  In May 1997 the Company's subsidiary, FNet, entered into a licensing and joint development agreement with Peak Technologies, Inc. ("Peak"), by which Peak granted FNet a license to use Peak's Java-based PeakJet Internet browser accelerator in FNet's Internet service. In addition, FNet is to provide a customized version of the PeakJet technology as a component in the Franklin XPress satellite product line offered in conjunction with DigitalXPress. Under the agreement, FNet is to issue 50,000 shares of its Common Stock to Peak.

ASSEMBLY AND MANUFACTURING OPERATIONS

  The Company's manufacturing facility is located in Westlake Village, California. Assembly of the Company's products is ordinarily contracted out to local circuit board assembly contractors, with final systems tests completed at the Company's facility. The Company's manufacturing operations consist primarily of procurement, inspection and testing of components, final assembly of subsystems, and extensive testing of finished products. The Company procures substantially all of its parts from outside suppliers. The Company is currently able to obtain parts without difficulty and at competitive prices. However, in common with others in the electronics industry, the Company has in the past paid premium prices to obtain components that are in short supply. There can be no assurance that shortages will not occur in the future which could significantly increase the cost or delay the shipment of the Company's products. This could adversely affect its sales or profitability.

FACILITIES

  The Company occupies two leased facilities in Westlake Village, California. One of the facilities houses sales, engineering, administrative and Internet services. The facility is 5,000 square feet, with a lease rate of $5,355 per month, expiring in September 1998. The lease for this facility is renewable on a year-to-year basis at the option of the Company. The other facility houses the manufacturing and inventory warehouse. This facility is 4,000 square feet, with a lease rate of $3,767 per month, expiring in March, 1998. This facility has a two year option on renewal.

  The Company also leases a 1,688 square foot office in Atlanta, Georgia for its Internet Passport operation. The current lease rate is $1,477 per month, with annual rate increases, providing for a lease rate of $1,617 per month by the end of the lease term. The lease expires in March 2000.

PATENTS AND TRADEMARKS

  The Company has been granted two U.S. patents for hardware designs in the LAN field, one of which expires in 2009 and the other expires in 2006. The Company also has copyrighted over 300 software programs and 20 hardware designs. While the Company vigorously defends its patents and other intellectual property, it protects its proprietary technology through the filing of patent applications and copyright notifications, and by seeking employee and business nondisclosure agreements. The Company believes that the success of its business depends primarily on its technical innovations, marketing abilities and responsiveness to customer requirements, rather than on patents, trade secrets, copyrights and other intellectual property rights. The Company enters into confidentiality agreements with its key employees. In addition, all suppliers, distributors, licensees, and other business contacts who have access to the Company's proprietary technology are required to sign confidentiality agreements. However, there can be no assurance that the Company's efforts to protect its proprietary rights will be successful in preventing misappropriation or that those rights will provide the Company with a competitive advantage. There can be no assurance that others will not develop products or technology that are equivalent or superior to those of the Company, or that the confidentiality agreements and internal safeguards upon which the

Company relies will be adequate to protect its interests. Nevertheless, the Company has a policy of seeking to protect its intellectual property through patents, confidential disclosure agreements and trade secrets.

  The laws of some foreign countries in which the Company sells or may sell its products do not protect the Company's proprietary rights in its products to the same extent as do the laws of the United States.

BACKLOG

  At June 30, 1997, the Company's backlog of orders was $481, all of which are expected to be filled within the current fiscal year. This compares with a backlog of zero at June 30, 1996. Since the Company ordinarily fills orders for its communications products in less than 30 days, backlog is not a significant factor in the Company's business.

RESEARCH AND DEVELOPMENT

  The Company is engaged in ongoing efforts to develop and improve its products, adapt its products for new applications and design and engineer new products. During the fiscal years ended June 30, 1997 and 1996, the Company's research and product development expenses were approximately $480,000 and $320,000, respectively. The Company expects that its ability to compete effectively in the communications products marketplace will depend substantially upon achieving greater speed and flexibility in the Company's products and upon reducing the cost of the Company's systems. There can be no assurance that the Company will be able to do so or that the Company's competitors will not develop products that are less expensive or otherwise superior to those of the Company.

  The Company's internal research and product development efforts are focused primarily on improving the performance and cost-effectiveness of the Company's systems through better configurations of system components and developing new product applications. The Company also has depended upon certain key suppliers to provide product components in accordance with the Company's specifications. The Company continues to be engaged with certain of its component suppliers, independent consultants and other third parties in seeking improvements in the Company's products.

GOVERNMENT REGULATION

  Regulations of the Federal Communications Commission affect various products of the Company. Certain regulations require that products which reside on a customer's premises and interconnect the public switched network meet certain standards to prevent harm to the network. Other regulations limit the levels of electromagnetic radiation which may emanate from an electronic device located on a customer's premise. The Company currently complies with these regulations and foresees no difficulties in complying with these regulations in the future. Changes in existing laws and regulations which govern the telecommunication industry could affect the business of the Company.

  FNet provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. FNet is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future FNet could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. Several long distance telephone carriers have filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to FNet's entry into the Internet telephone market. Also, a number of local telephone companies have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include Internet Service Providers. Although the Chairman of the FCC has indicated his opposition to levying service charges against Internet Service Providers, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject Internet Service Providers to state regulation.

  The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the RBOCs' ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service and allows RBOCs to provide electronic publishing of information and databases. Competition from these companies could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

  On July 28, 1997 the Company was named as a defendant in an action brought by AT&T Corp. ("AT&T") against Connect America, a reseller of "800" number service, its officers and affiliates, and several Internet Service Providers, including the Company. The action was brought in the U.S. District Court for the Central District of California. In general, the complaint alleges that Connect America and its officers fraudulently acquired 800 numbers from AT&T, failed to pay for them, and resold them to the Company and the other Internet Service Providers on a "flat rate" basis, notwithstanding the fact that AT&T's charges for 800 service are typically based on time utilized. The claims against the Company and the other Internet Service Providers are based on unjust enrichment, on the theory that the Company and the other Internet Service Providers knew or should have known that flat rate 800 service was unavailable. In addition to injunctive relief against Connect America and its officers, the complaint seeks damages of $7.4 million, punitive damages and attorneys' fees. The Company has filed an answer to the complaint denying the material allegations thereof, and plans to vigorously contest the action. There can be no assurance that the Company will be successful in its defense of the action. Because of the large amount sought in the complaint, an adverse outcome would have a material adverse effect on the Company's financial condition.

EMPLOYEES

  As of June 30, 1997, the Company had 29 full time employees. The Company's employees have never been covered by a collective bargaining agreement. The Company has never experienced any work stoppages, slowdowns, or other serious labor problems and considers its relations with its employees to be excellent.

RECENT FINANCINGS

  During September and October of 1997 the Company completed private financings with net proceeds of $5,957,000. The financings included the issuance by the Company of 333,333 shares of Common Stock and warrants to purchase an additional 333,333 shares of Common Stock, at an exercise price of $5.00 per share. In addition, the Company issued 540 shares of Series A Preferred Stock at a purchase price of $10,000 per share, which shares are convertible into shares of Common Stock at a conversion price of $5.00 per share, subject to certain adjustments relating to the market price of the underlying Common Stock. In connection with the issuance of the Series A Preferred Stock, the Company also issued warrants which are exercisable to purchase shares of Common Stock of the Company's subsidiary, FNet, and which may, under certain circumstances, be exercisable to acquire shares of Common Stock of the Company at the conversion price of the Series A Preferred Stock.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The directors and executive officers of the Company are as follows:

             NAME           AGE                           POSITION
             ----           ---                           --------
   Frank W. Peters.........  59 President, Chief Executive Officer and Chairman of the Board
   Peter S. Buswell........  48 Director
   Robert S. Harp..........  59 Director
   Thomas Russell..........  45 Chief Financial Officer and a Director
   Sparrow Marcioni........  39 Vice President of Marketing

  Mr. Peters has been President of the Company since its organization in 1981. Between 1975 and 1984 he was also President of Franklin Data Systems and Franklin Systems Corporation, predecessors to the Company. From 1973 to 1975, he was Vice President of Jacquard Systems Corporation, a computer hardware and word processing software development marketer. Between 1965 and 1973 he held various marketing and sales positions with IBM.

  Mr. Buswell has been the Vice President of Marketing and Business Development for Xantel, since 1996. Previously, he was Chief Marketing Officer for TAA, a software developer engaged in the development of enterprise wide mixed media messaging systems. During the 1980s he was manager of Strategic Planning for the Communications Systems Group of Exxon Enterprises, the venture capital unit of Exxon. He has also served as Director of Product Line Management at ITT and as Manager of Program Development at Datapoint.
Mr. Buswell has been a director of the Company since 1996. He also served as a Vice President of the Company during the 1980's.

  Dr. Harp has been Chairman of Quesant Instruments, a manufacturer of scanning probe microscopes, since 1992. Between 1987 and 1992, he was Chairman of Vertek, a manufacturer of PC peripheral devices. He is also a founder of Vector Graphic, Inc. Dr. Harp has been a director of the Company since 1996.

  Mr. Russell has been the Chief Financial Officer and a director of the Company since 1996. He also served as its Chief Financial Officer between 1988 and 1990. Between 1990 and 1996 Mr. Russell owned and operated Russell Industries, a manufacturer's representative and distribution firm. Prior to that time Mr. Russell was a partner at Sorenson, Russell & Company, a public accounting firm, and was employed by Peat Marwick. Mr. Russell is a certified public accountant.

  Ms. Marcioni has been Vice President of Marketing of the Company since February, 1997. She is the founder and since 1995 was President of Internet Passport, a company which offered direct link satellite technology to the Internet industry, and which was acquired by the Company in February 1997. From 1988 to 1995, she served as president of The Omni Group, a marketing and promotion company based in Atlanta.

EXECUTIVE COMPENSATION

  The following table sets forth certain compensation paid or accrued by the Company during the years ended June 30, 1996 and June 30, 1997 to its President and its Chief Financial Officer (the "Named Executive Officers").

                                                   ANNUAL COMPENSATION
                                              ---------------------------------
                                                                    ALL OTHER
         NAME AND PRINCIPAL POSITION     YEAR  SALARY      BONUS   COMPENSATION
         ---------------------------     ---- --------    -------- ------------
     Frank W. Peters, President......... 1996 $275,056(1) $100,000     -0-
                                         1997 $291,556(1) $100,000     -0-
     Thomas Russell, Chief Financial
      Officer(2)........................ 1996      -0-         -0-     -0-
                                         1997 $ 60,208    $ 10,000     -0-

--------
(1) Portions of these amounts were deferred. See "Transactions with Management," below.

(2) Mr. Russell was employed by the Company beginning in October 1996.

  Except as disclosed above, no compensation characterized as long-term compensation, including restricted stock awards issued at a price below fair market value or long-term incentive plan payouts, were paid by the Company during the years ended June 30, 1996 and 1997 to any of the Named Executive Officers.

STOCK OPTIONS

  The Company's 1986 Stock Option Plan, as amended (the "1986 Plan"), authorizes the granting of options to employees that are intended to qualify as "incentive stock options" under the Internal Revenue Code of 1986 ("Incentive Stock Options"), as well as stock options that are not intended to so qualify ("Nonstatutory Options"), which may be granted to officers, directors, employees, consultants, and others expected to provide significant services to the Company or its subsidiaries. The 1986 Plan, which is administered by the Board of Directors, currently covers an aggregate of 700,000 shares. The maximum term of a stock option granted under the 1986 Plan is ten years, but if the optionee at the time of grant has voting power over more than 10% of the Company's stock, the maximum term is five years. If an option granted expires or terminates, the shares subject to the unexercised portion of that option will become available for the grant of future options under the 1986 Plan. If an optionee terminates his or her service to the Company, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within three months, although the Board of Directors may set a longer period for exercise of stock options. The 1986 Plan may be amended at any time by the Board of Directors, although certain amendments would require shareholder approval.

  The exercise price of Incentive Stock Options granted under the 1986 Plan must be at least equal to the fair market value of the stock subject to the option on the date of grant, except that the exercise price of an Incentive Stock Option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the stock subject to the option on the date of grant. The exercise price of Nonstatutory Stock Options granted under the 1986 Plan must be at least equal to 85% of the fair market value of the stock subject to the option on the date of the grant. Payment of the exercise price may be made in cash, promissory notes or other consideration as determined by the Board of Directors.

  The Company has also adopted a 1988 Stock Option Plan on substantially similar terms as the 1986 Plan. The 1988 Plan covers 300,000 shares. In 1994 the Company adopted an Incentive Stock Option Plan, providing for the grant of incentive stock options to purchase up to 600,000 shares on substantially the same terms as the incentive stock options under the 1986 Plan. In 1995 the Company adopted its 1994 Nonstatutory Stock Option Plan, which provides for the grant of nonstatutory options to purchase up to 1,400,000 shares on substantially the same terms as the Nonstatutory Options under the 1986 Plan.

  The following table sets forth information with respect to ownership of options and option values as of June 30, 1997 with respect to the Named Executive Officers. No options were exercised by the Named Executive Officers in the fiscal year ended June 30, 1997. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                                     OPTION VALUES AS OF JUNE 30, 1997
                            ---------------------------------------------------
                              NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                   OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                  JUNE 30, 1997           JUNE 30, 1997 (1)
     NAME                   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
     ----                   ------------------------- -------------------------
     Frank W. Peters.......   3,008,695(2)/175,000     $6,620,477(2)/$273,000
     Thomas Russell........     100,000   /150,000     $  103,000   /$247,000

--------
(1) Assumes that a share of Common Stock was valued at $2.34 per share on June 30, 1997. Amounts reflected are based on this assumed price minus the exercise price and do not indicate that shares were sold.

(2) Does not include shares issuable upon conversion of convertible notes. See "Transactions with Management," below.

  Option Grants During the Years Ended June 30, 1996 and 1997. The following table sets forth certain information regarding stock options granted to the Named Executive Officers during the twelve months ended June 30, 1995 and 1996:

                                          % OF TOTAL
                               NUMBER OF   OPTIONS
                               SECURITIES GRANTED TO
                               UNDERLYING EMPLOYEES
                                OPTIONS   IN FISCAL  EXERCISE
     NAME                 YEAR  GRANTED      YEAR     PRICE     EXERCISE DATE
     ----                 ---- ---------- ---------- -------- -----------------
     Frank W. Peters..... 1996  350,000       39%     $ .78    3/15/97-3/15/98
     Frank W. Peters..... 1997  500,000       40%     $1.31       12/13/96
     Thomas Russell...... 1996  200,000       22%     $ .69   5/11/97-5/11/2000
     Thomas Russell...... 1997  100,000        8%     $1.31       12/13/96

  Employment Arrangements. The Company's President is employed pursuant to an Employment Agreement expiring on December 31, 1997. The Employment Agreement provides for monthly compensation at the rate of $20,000, with annual increases of 6%. The Company's Board of Directors has approved a new six year Employment Agreement for the Company's President, effective January 1, 1998. The new Employment Agreement provides for compensation at the rate of $27,000 per month, with annual increases of 6%.

TRANSACTIONS WITH MANAGEMENT

  During the year ended June 30, 1995, the Company issued notes for an aggregate of $217,000 payable to its President, Frank W. Peters, in lieu of compensation, included in the table above. These notes bear interest at the rate of 9% per annum and are due and payable as follows: $12,000 due on August 20, 1995, $65,000 due on August 20, 1997, and $140,000 due on January 5, 1999.
Mr. Peters has waived any defaults or penalties with respect to the unpaid portions of these notes. The $140,000 note is convertible into shares of the Company's Common Stock at a conversion price of $.10 per share.

  During the year ended June 30, 1995, the Company issued 2,000,000 shares to its President, Frank W. Peters, upon exercise of options previously granted. The exercise price was paid by the cancellation of notes in the amount of $92,000 and accrued interest in the amount of $42,000.

  During the year ended June 30, 1996, the Company transferred 4,200,000 of its shares of FNet to its President, Frank W. Peters, and to Colin Patterson, who was a director of the Company at the time, in cancellation of notes payable and for consulting services. Management of the Company valued the FNet shares at $.015 per share, based upon the book value of FNet at the time of the transaction. The issuance of these shares caused the Company's ownership percentage of FNet to decrease from 100% to 79% as of June 30, 1996.

  During the year ended June 30, 1996, the Company deferred payment of $117,000 in compensation, included in the table above, to its President, Frank
W. Peters, with his permission, for an undetermined time period.

  On September 20, 1995, the Company issued a promissory note for $100,000, bearing interest at the rate of 8%, to its President, in lieu of bonus compensation, included in the table above, for attaining certain corporate objectives. The note is payable in twenty four equal monthly installments of $4,523. No payments have been made to date on this Note, and the President has waived the default provisions.

  On September 20, 1996, the Company issued a $100,000 promissory note to its President in exchange for services rendered in fiscal 1997. No compensation expense was recorded in fiscal 1996 relating to this note. Bonus compensation expense of $100,000 will be recorded in connection therewith in fiscal 1997. The note bears interest at 8% per annum, and is payable in thirty-six equal monthly installments of $3,134.

  On December 13, 1996, the Company granted an option to purchase 1,000,000 shares of its Common Stock at an exercise price of $1.31 per share, the market price as of December 13, 1996. The options were granted to key management employees for achievement of certain goals. The options are all currently exercisable. Of the options, 500,000 were granted to the Company's President, Frank W. Peters, and 100,000 were granted to its Chief Financial Officer, Thomas Russell.

  During the year ended June 30, 1997, the Company deferred payment of $112,000 in compensation, included in the table above, to its President, with his permission, for an undetermined time period.

  As of June 30, 1997, the deferred compensation of $117,000 and $112,000 was converted into two promissory notes. One half of the principal balance of the notes is convertible into shares of the Company's Common Stock at a conversion rate of 50% of the fair market value of the Common Stock at the date of conversion.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1997 by each director and executive officer of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise indicated below, each person has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                              SHARES BENEFICIALLY OWNED
                                           (INCLUDES EXERCISABLE OPTIONS)
                                           -------------------------------------
     NAME AND ADDRESS                           NUMBER              PERCENT
     ----------------                      ------------------    ---------------
     Frank W. Peters ....................           5,147,719(1)             39%
     733 Lakefield Road
     Westlake Village, CA 91361
     Peter S. Buswell ...................             105,000                 1%
     733 Lakefield Road
     Westlake Village, CA 91361
     Robert S. Harp .....................                 -0-               -0-
     733 Lakefield Road
     Westlake Village, CA 91361
     Thomas Russell......................             150,000                 1%
     733 Lakefield Road
     Westlake Village, CA 91361
     Sparrow Marcioni ...................             600,000                 5%
     733 Lakefield Road
     Westlake Village, CA 91361
     All directors and executive officers
      of the Company as a group (5
      persons)...........................           6,002,719                45%

--------
(1) Does not include shares issuable upon conversion of 50% of the balance of notes totalling $229,000 into shares at 50% of market value.

                             SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1997 by each Selling Shareholder, the number of shares to be sold by each, and the percentage ownership of each Selling Shareholder after the sale of the Shares included in this Registration Statement (including exercise of all warrants underlying shares included in this table).

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                  OWNED AFTER
                           SHARES BENEFICIALLY OWNED    SHARES     OFFERING
                           ----------------------------  TO BE  ---------------
NAME                          NUMBER        PERCENT      SOLD   NUMBER  PERCENT
----                       -------------- ------------- ------- ------- -------
M. H. Meyerson & Co.,             595,000          3.9% 595,000     -0-   -0-
 Inc......................
Wilson Davis..............         30,000          0.2%  30,000     -0-   -0-
Sam Wilson................         50,000          0.3%  50,000     -0-   -0-
Paul Davis................         60,000          0.4%  50,000  10,000    .1%
Lyle Davis................        120,000          0.8%  60,000  60,000    .4%
Byron Barkley.............         40,000          0.3%  40,000     -0-   -0-
Bollard Investment Co.....         80,000          0.5%  40,000  40,000    .3%
Bruce Whaley..............         40,000          0.4%  40,000     -0-   -0-
E. Bryan Bagley...........         40,000          0.3%  40,000     -0-   -0-
Joe Fisher................        132,000          0.9% 110,000  22,000    .1%
Gary Nelson...............        128,000          0.8%  64,000  64,000    .4%
Gary Nelson
Transcorp C/F.............         11,000          0.1%  11,000     -0-   -0-
Raleigh Baughman..........         87,300           .6%  50,000  37,300    .2%
Blair Holder..............        135,000           .9%  50,000  85,000    .6%
Vince Clements............        100,000           .6%  50,000  50,000    .3%
Terry Widner..............        135,175           .9%  50,000  85,175    .6%
Mike Peters...............        498,568          3.3% 190,000 308,568   2.0%
Delaware Charter Guaranty
 & Trust Co., FBO
 Ronald Heller............        303,000          2.0% 303,000     -0-   -0-
Delaware Charter Guaranty
 & Trust Co., FBO
 David Nagelberg..........        303,000          2.0% 303,000     -0-   -0-
Martin & Co...............        146,000          1.0% 146,000     -0-   -0-
Michael and Linda                  28,000          0.2%  28,000     -0-   -0-
 Silvestri................
Jeffrey Barber............         14,000          0.1%  14,000     -0-   -0-
Joel Marcus...............         12,000          0.1%  12,000     -0-   -0-
Rocco Vezza...............         12,000          0.1%  12,000     -0-   -0-
Joanne Gioia..............         12,000          0.1%  12,000     -0-   -0-
Joseph Schmidt............         10,000          0.1%  10,000     -0-   -0-
Eileen Rouse..............         60,000          0.4%  10,000  50,000    .3%
Kevin Charos..............         10,000          0.1%  10,000     -0-   -0-
Marcia Joedicker..........         20,000          0.1%  20,000     -0-   -0-
Frederick I. Camerer......        161,647          1.1%  17,500 144,147    .9%
Paul Sper.................         60,000          0.4%  60,000     -0-   -0-
Sparrow Marcioni..........        600,000          4.0% 300,000 300,000   2.0%
Mark Milhollan............         12,000          0.1%  12,000     -0-   -0-
Neil Wyenn................         25,000          0.2%  25,000     -0-   -0-

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                  OWNED AFTER
                       SHARES BENEFICIALLY OWNED      SHARES       OFFERING
                       -----------------------------   TO BE   -----------------
NAME                      NUMBER         PERCENT       SOLD     NUMBER   PERCENT
----                   --------------- ------------- --------- --------- -------
Dianne Oliver.........          10,000         0.1%      8,000     2,000   -0-
Peter Buswell.........          30,000         0.2%     30,000       -0-   -0-
John Calderwood.......           6,250         0.0%      6,250       -0-   -0-
Kristin Peters........         138,127         0.9%     10,000   128,127    .8%
Terry Lee.............          20,000         0.1%     20,000       -0-   -0-
Steve Sullivan........          20,000         0.1%     20,000       -0-   -0-
Garry Fredericksen....         190,000         1.3%    190,000       -0-   -0-
Larry Kupferberg......           2,500         0.0%      2,500       -0-   -0-
Jacqueline Knapp......           2,500         0.0%      2,500       -0-   -0-
                       ---------------               --------- ---------   ---
Total.................       4,490,067        29.3%  3,103,750 1,386,317   9.1%
                       ===============  ==========   ========= =========   ===

                             PLAN OF DISTRIBUTION

THE WARRANTS

  Of the shares covered by this Prospectus, 2,055,000 are issuable upon the exercise of certain warrants to purchase Common Stock of the Company (the "Warrants"). The Warrants were issued in connection with a private placement of shares and warrants by the Company that occurred between May 1995 and February 1996. The initial exercise prices of the Warrants were between $1.25 and $1.35 per share.

  In consideration for the filing of the Registration Statement of which this Prospectus is a part, the holders of the Warrants have agreed to pay the Company an additional exercise price equal to 30% of the net proceeds of the sale of the shares issued upon exercise of the Warrants, to the extent such net proceeds exceed $4.00 per share. Also, the largest Warrant holder, M.H. Meyerson & Co., Inc., has agreed to reimburse the Company for up to $70,000 in legal and accounting fees incurred in connection with the Registration Statement of which this Prospectus is a part.

SALES BY SELLING SHAREHOLDERS

  The Selling Shareholders have informed the Company that they intend to sell the shares of Common Stock offered by them hereby, from time to time in transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Each Selling Stockholder will bear all expenses with respect to the offering of shares by him, except that the Company will pay the costs associated with registering the shares under the Act and preparing this Prospectus, subject to reimbursement of up to $70,000 of such costs by M. H. Meyerson & Co., Inc. All sales by Selling Shareholders will be effected through delivery of a copy of this Prospectus as it may be amended or supplemented from time to time in accordance with the provisions of the Securities Act of 1933 (the "Act") and the rules and regulations promulgated by the Commission thereunder. If necessary, the Prospectus will be amended by the filing of a supplement or post-effective amendment to describe any material changes in the stated plan of distribution. The Selling Shareholders, and any intermediaries, including broker-dealers through whom their shares are sold, may be deemed "underwriters" within the meaning of the Act of the shares to be sold by them in connection with this offering. The Selling Shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act.

                       DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue up to 90,000,000 shares of Common Stock, without par value, of which 14,027,686 shares of Common Stock have been issued and are outstanding. Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and to cumulate votes in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

  The Company is authorized to issue 10,000,000 shares of Preferred Stock, issuable in one or more series, each with such designations, preferences, rights, and restrictions as the Board of Directors may determine. In accordance with such authorization, the Board of Directors has designated 1,000 shares as Series A Preferred Stock, of which 540 shares are issued and outstanding. The Series A Preferred Stock is not redeemable, and has no dividend preference. Each share of Series A Preferred Stock has a liquidation preference of $10,000 per share, and accrues a premium at the rate of 8% per annum. The Series A Preferred Stock has no voting rights, except as required by law, and is convertible into Common Stock commencing in March 1998 at a conversion price equal to the lesser of $5.00 per share or between 80% and 85% of the fair market value of the Common Stock, based on closing prices during a measuring period prior to conversion, with a minimum of $1.00 per share. The Series A Preferred Stock is automatically converted into Common Stock in October of 1998.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality under California law of the shares of Common Stock offered hereby will be passed upon for the copy by Phillips & Haddan LLP, Newport Beach, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of June 30, 1995 and 1996, and for the two years ended June 30, 1996, included in this Prospectus, have been audited by Corbin & Wertz, independent certified public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein. The consolidated financial statements of the Company as of June 30, 1997, and for the year then ended, included in this Prospectus, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, to the extent and for the period indicated in their report appearing elsewhere herein. The financial statements of Internet Passport, LLC as of June 30, 1996 and for the period from February 16, 1996 to June 30, 1996 have been audited by Corbin & Wertz, independent certified public accountants, to the extent and for the period indicated in their report appearing elsewhere herein. The consolidated financial statements included herein are included in reliance upon the reports of Corbin & Wertz and Singer Lewak Greenbaum & Goldstein LLP, given upon the authority of such firms as experts in auditing and accounting.

CHANGE IN ACCOUNTANTS

  On August 15, 1997 the Company engaged Singer Lewak Greenbaum & Goldstein LLP ("SLGG") as the Company's independent accountants to report on the Company's balance sheet as of June 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. The decision to appoint SLGG was approved by the Company's Board of Directors.

  Corbin & Wertz ("C&W") was dismissed by the Company on August 15, 1997. C&W had acted as the Company's independent accountants since 1992. The independent auditors' reports issued by C&W on the Company's consolidated financial statements for the years ended June 30, 1996 and 1995 did not contain an adverse opinion or disclaimer of opinion, and such reports were not modified for any departure from generally accepted accounting principles or for any limitation of audit scope. C&W's independent auditors' report, dated September 20, 1996, on the consolidated financial statements of the Company for the years ended June 30, 1996 and 1995 was modified as to the uncertainty of the Company to continue as a going concern. There were no disagreements with C&W, resolved or unresolved, on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which, if not resolved to C&W's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. C&W was not retained to report on the Company's 1997 financial statements.

  The Company has requested C&W to review the disclosure contained herein and has provided C&W the opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of C&W's views or the respects in which C&W does not agree with the statements contained herein. C&W has reviewed the disclosure contained herein and has advised the Company that it does not intend to deliver such a letter to the Company.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in its entirety by such reference. All of these documents may be obtained upon payment of the prescribed fees or examined without charge at the office of the Securities and Exchange Commission, 450 Fifth Street, N. W., Washington, D. C. 20549, or by way of the Commission's Internet address, http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
Report of Independent Certified Public Accountants........................  F-2
Independent Auditors' Report..............................................  F-3
Financial Statements
  Consolidated Balance Sheets.............................................  F-4
  Consolidated Statements of Operations...................................  F-5
  Consolidated Statements of Shareholders' Equity (Deficit)...............  F-6
  Consolidated Statements of Cash Flows...................................  F-7
  Notes to Consolidated Financial Statements..............................  F-9

INTERNET PASSPORT, LLC

Report of Independent Public Accountants.................................. F-26
Balance Sheet as of June 30, 1996......................................... F-27
Statements of Operations for the Eight-Month Period Ended February 28,
 1997 and the period ended June 30, 1996.................................. F-28
Statements of Member's Deficit............................................ F-29
Statements of Cash Flows for the Eight-Month Period Ended February 28,
 1997 and the Period Ended June 30, 1996.................................. F-30
Notes to Financial Statements............................................. F-31

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Franklin Telecommunications Corp.

  We have audited the accompanying consolidated balance sheet of Franklin Telecommunications Corp. and subsidiaries as of June 30, 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franklin Telecommunications Corp. and subsidiaries as of June 30, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                         SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

September 17, 1997
 (except for Note 14,
 as to which the date
 is October 31, 1997)

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Franklin Telecommunications Corp.

  We have audited the consolidated balance sheet of Franklin Telecommunications Corp. and subsidiaries (the "Company") as of June 30, 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franklin Telecommunications Corp., and subsidiaries as of June 30, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 1996 in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in
Note 1 to the consolidated financial statements, the Company's recurring losses from operations through June 30, 1996, and its working capital deficit at June 30, 1996, raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are further described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          CORBIN & WERTZ

Irvine, California
September 20, 1996

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                          AS OF JUNE 30,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
                   ASSETS (NOTE 4)
                   ---------------
Current assets:
  Cash............................................... $ 1,464,000  $   166,000
  Accounts receivable, less allowance for doubtful
   accounts of $34,000 and $8,000, respectively......      80,000       86,000
  Other receivables..................................     199,000          --
  Inventories (Note 2)...............................     394,000      257,000
  Prepaid expenses...................................      68,000        5,000
                                                      -----------  -----------
    Total current assets.............................   2,205,000      514,000
                                                      -----------  -----------
Property and equipment (Notes 4 and 8):
  Machinery and equipment............................     163,000      215,000
  Furniture and fixtures.............................      97,000       46,000
  Computers and software.............................     713,000      280,000
                                                      -----------  -----------
                                                          973,000      541,000
  Less accumulated depreciation......................     406,000      456,000
                                                      -----------  -----------
    Total property and equipment.....................     567,000       85,000
                                                      -----------  -----------
Excess of cost over fair value of net assets of
 companies acquired, net of accumulated amortization
 of $40,000 and $32,000, respectively................     591,000       62,000
Other assets.........................................     151,000       51,000
                                                      -----------  -----------
    Total assets..................................... $ 3,514,000  $   712,000
                                                      ===========  ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
   ----------------------------------------------
Current liabilities:
  Current portion of obligations under capital lease
   obligations (Note 8).............................. $   361,000  $       --
  Current portion of long-term debt (majority due to
   a related party) (Note 4).........................     301,000       94,000
  Accounts payable...................................     175,000      143,000
  Accrued liabilities (Note 3).......................     559,000      483,000
                                                      -----------  -----------
    Total current liabilities........................   1,396,000      720,000
Long-term debt, (majority due to a related party)
 less current portion (Note 4).......................     360,000      238,000
Other liabilities (Note 9)...........................     183,000      503,000
                                                      -----------  -----------
    Total liabilities................................   1,939,000    1,461,000
                                                      -----------  -----------
Minority Interest....................................         --           --
Commitments and contingencies (Note 8)
Shareholders' equity (deficit) (Note 5):
  Preferred stock, no par value; 10,000,000 shares
   authorized; no shares issued and outstanding......         --
  Common stock, no par value; 90,000,000 shares
   authorized; 13,191,223 and 10,868,786 shares
   issued and outstanding............................   9,971,000    5,372,000
  Common stock committed, no par value; 296,066 and
   48,350 shares committed but not yet issued........     579,000       30,000
  Accumulated deficit................................  (8,975,000)  (6,151,000)
                                                      -----------  -----------
    Total shareholders' equity (deficit).............   1,575,000     (749,000)
                                                      -----------  -----------
    Total liabilities and shareholders' equity
     (deficit)....................................... $ 3,514,000  $   712,000
                                                      ===========  ===========

   The accompanying notes are an integral part of these financial statements.

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             FOR THE YEARS ENDED JUNE 30,
                                          ------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  ----------
Sales:
  Product................................ $ 1,337,000  $   397,000  $1,481,000
  Internet services......................     398,000       33,000         --
                                          -----------  -----------  ----------
    Total sales..........................   1,735,000      430,000   1,481,000
                                          -----------  -----------  ----------
Cost of sales:
  Product................................     681,000      549,000     518,000
  Internet services......................     309,000       41,000         --
                                          -----------  -----------  ----------
    Total cost of sales..................     990,000      590,000     518,000
                                          -----------  -----------  ----------
    Gross profit (loss)..................     745,000     (160,000)    963,000
                                          -----------  -----------  ----------
Operating expenses:
  Research and development expenses......     480,000      320,000     308,000
  Selling, general, and administrative
   expenses..............................   1,456,000      947,000     828,000
  Write-down of goodwill.................   1,584,000       70,000         --
                                          -----------  -----------  ----------
    Total operating expenses.............   3,520,000    1,337,000   1,136,000
                                          -----------  -----------  ----------
Loss from operations.....................  (2,775,000)  (1,497,000)   (173,000)
                                          -----------  -----------  ----------
Other income (expense):
  Interest expense.......................     (41,000)     (26,000)    (10,000)
  Other income (expense).................      (6,000)      (5,000)     25,000
                                          -----------  -----------  ----------
    Total other income (expense).........     (47,000)     (31,000)     15,000
                                          -----------  -----------  ----------
Loss before minority interest and
 provision for income taxes..............  (2,822,000)  (1,528,000)   (158,000)
Minority interest in loss of subsidiary..         --        63,000         --
                                          -----------  -----------  ----------
Loss before provision for income taxes...  (2,822,000)  (1,465,000)   (158,000)
Provision for income taxes...............       2,000        2,000       2,000
                                          -----------  -----------  ----------
Net loss................................. $(2,824,000) $(1,467,000) $ (160,000)
                                          ===========  ===========  ==========
Net loss per common share................ $      (.23) $      (.14) $     (.02)
                                          ===========  ===========  ==========
Weighted average common shares
 outstanding.............................  12,267,991   10,279,281   6,475,984
                                          ===========  ===========  ==========

   The accompanying notes are an integral part of these financial statements.

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                 COMMON STOCK
                             COMMON STOCK         COMMITTED
                         --------------------- -----------------  ACCUMULATED
                           SHARES     AMOUNT   SHARES    AMOUNT     DEFICIT       TOTAL
                         ---------- ---------- -------  --------  -----------  -----------
Balance, June 30, 1994..  5,847,512 $3,975,000     --   $    --   $(4,524,000) $  (549,000)
Common stock issued for
 cash...................    220,000    110,000                                     110,000
Business acquisition....    326,497     47,000                                      47,000
Stock options/warrants..    304,280     30,000                                      30,000
Compensation............     22,000      2,000                                       2,000
Notes payable and
 accrued interest.......  2,000,000    134,000                                     134,000
Net loss................                                             (160,000)    (160,000)
                         ---------- ---------- -------  --------  -----------  -----------
Balance, June 30, 1995..  8,720,289  4,298,000     --        --    (4,684,000)    (386,000)
Correction of error.....     23,031                                                    --
Common stock issued for
 cash...................  1,808,572    910,000  23,350    20,000                   930,000
Business acquisition....     85,000     65,000  25,000    10,000                    75,000
Stock options/warrants..    189,500     77,000                                      77,000
Compensation............     34,839     11,000                                      11,000
Accounts payable........      7,555     11,000                                      11,000
Net loss................                                           (1,467,000)  (1,467,000)
                         ---------- ---------- -------  --------  -----------  -----------
Balance, June 30, 1996.. 10,868,786  5,372,000  48,350    30,000   (6,151,000)    (749,000)
Common stock issued for
 cash...................    880,200    888,000  20,000    25,000                   913,000
Issuance for notes re-
 ceivable...............    243,250        --                                          --
Issuance of committed
 shares.................     48,350     30,000 (48,350)  (30,000)                      --
Business acquisition....    708,887  1,458,000 232,066   525,000                 1,983,000
Services rendered.......                77,000  44,000    29,000                   106,000
Stock options/warrants..    441,750    196,000                                     196,000
Proceeds received from
 the sale of subsidiar-
 ies' common stock......             1,950,000                                   1,950,000
Net loss................                                           (2,824,000)  (2,824,000)
                         ---------- ---------- -------  --------  -----------  -----------
Balance, June 30, 1997.. 13,191,223 $9,971,000 296,066  $579,000  $(8,975,000) $ 1,575,000
                         ========== ========== =======  ========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              FOR THE YEARS ENDED JUNE 30,
                                            -----------------------------------
                                               1997         1996        1995
                                            -----------  -----------  ---------
Cash flows from operating activities:
  Net loss................................  $(2,824,000) $(1,467,000) $(160,000)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization.........      110,000       45,000     29,000
    Provision for loss on obsolete
     inventory............................          --       226,000      4,000
    Provision for loss on doubtful
     accounts.............................          --        (2,000)   (24,000)
    Write-down of goodwill................    1,584,000       70,000        --
    Notes payable for services rendered...      329,000          --     217,000
    Stock issued for services rendered....      106,000       11,000     28,000
    Loss on disposal of property..........       37,000        1,000        --
  (Increase) decrease in:
    Accounts receivable...................       14,000      (34,000)   130,000
    Inventories...........................     (132,000)     131,000   (117,000)
    Prepaid expenses......................      (63,000)       9,000     (8,000)
  Increase (decrease) in:
    Accounts payable......................      (96,000)     (97,000)    40,000
    Accrued liabilities...................       71,000      175,000    (38,000)
    Accrued other liabilities.............          --       (24,000)   (92,000)
    Other liabilities.....................     (310,000)         --         --
                                            -----------  -----------  ---------
Net cash provided by (used in) operating
 activities...............................   (1,174,000)    (956,000)     9,000
                                            -----------  -----------  ---------
Cash flows from investing activities:
  Purchases of property and equipment.....     (324,000)     (58,000)    (8,000)
  Cash received (paid) in connection with
   business acquisitions..................        4,000        3,000     (8,000)
  Issuance of notes receivable............     (100,000)         --         --
  Proceeds from notes receivable..........       32,000          --         --
  Other assets............................     (100,000)       1,000      1,000
  Other liabilities.......................      (38,000)         --         --
                                            -----------  -----------  ---------
Net cash used in investing activities.....     (526,000)     (54,000)   (15,000)
                                            -----------  -----------  ---------
Cash flows from financing activities:
  Payments on other liabilities...........      (10,000)      (5,000)   (35,000)
  Proceeds from sale of Company stock.....    1,109,000    1,007,000    114,000
  Proceeds from sale of minority stock in
   consolidated subsidiary................    1,950,000          --         --
  Issuance of long-term debt..............          --       102,000        --
  Payments on long-term debt..............                   (63,000)   (36,000)
  Payments on capital lease obligation....      (51,000)         --         --
                                            -----------  -----------  ---------
Net cash provided by financing activities.    2,998,000    1,041,000     43,000
                                            -----------  -----------  ---------
Net increase in cash......................  $ 1,298,000  $    31,000  $  37,000
Cash, beginning of year...................      166,000      135,000     98,000
                                            -----------  -----------  ---------
Cash, end of year.........................  $ 1,464,000  $   166,000  $ 135,000
                                            ===========  ===========  =========
Supplemental disclosures of cash flow
 information:
  Interest paid...........................  $       --   $    12,000  $   4,000
                                            ===========  ===========  =========
  Income taxes paid.......................  $     2,000  $     2,000  $   2,000
                                            ===========  ===========  =========

   The accompanying notes are an integral part of these financial statements.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  Supplemental schedule of non-cash investing and financing activities:

  During the years ended June 30, 1997 and 1996, the Company completed certain acquisitions as described in Note 1. In conjunction with these acquisitions, aggregate liabilities assumed were as follows:

                                                            1997        1996
                                                         -----------  --------
   Fair value of the assets acquired, net of cash and
    including intangibles............................... $ 2,371,000  $ 72,000
   Value of Company and subsidiary common stock issued
    and committed for consideration.....................  (1,983,000)  (75,000)
   Cash received in connection with the acquisition.....       4,000     3,000
                                                         -----------  --------
   Aggregate liabilities assumed........................ $   392,000  $    --
                                                         ===========  ========

  See Notes 1 and 5 for additional non-cash investing and financing activities.



  The accompanying notes are an integral part of these financial statements.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1--GENERAL AND SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Business and Organization

  Franklin Telecommunications Corp. ("Franklin") and its subsidiaries (collectively the "Company") manufacture and distribute data communications and access and connectivity products for T-1 and X.25 wide-area networks and provide Internet services through its majority-owned subsidiary, FNet Corp. ("FNet"). FNet has had limited operations to date. The Company's customers are located predominantly in the United States, Canada, Australia, and parts of Europe in a wide range of industries including financial services, government, and manufacturing.

 Basis of Presentation

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the Company as a going concern.

  As reflected in the accompanying consolidated statements of operations, the Company has had net losses for each of the years ended June 30, 1997, 1996, and 1995. As shown in the accompanying consolidated statements of cash flows for the years ended June 30, 1997, 1996, and 1995 the Company has raised funds from sales of its common stock and the common stock of its majority-owned subsidiary, FNet, to fund its operating losses. In previous years, the Company has had fluctuating sales. With the introduction of the Company's new products and services, sales may or may not continue to fluctuate.

  In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to continue to raise capital and generate positive cash flows from operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.

  Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

  . The Company plans to utilize the cash on hand at June 30, 1997 to fund operations.

  . The Company plans to issue stock under Regulation D. Management believes that this private placement will raise approximately $1,000,000.

  . The Company has entered into a letter of agreement with an investment banker which management believes will raise $2,000,000 to $5,000,000 through the private placement of convertible preferred stock (see Note
    14).

  Management of the Company believes that the cash on hand as of June 30, 1997, plus anticipated future equity sales, will sustain the Company's operations for at least one year.

 Acquisitions

  Effective December 9, 1994, the Company acquired all of the outstanding common stock of Lan Performance Labs, Inc. ("LPL") in exchange for 300,002 shares of its common stock. In conjunction with the acquisition, 26,495 shares of Franklin's common stock were issued to certain creditors of LPL in exchange for payables totaling $26,495. This reduction in payables was considered in the allocation of fair market value of the assets acquired and liabilities assumed for purposes of allocating the purchase price. On December 2, 1996

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES and July 31, 1997, the Company issued an additional 60,987 and 207,066 shares, respectively, of its common stock to resolve a dispute in the final purchase price of LPL. The value of the shares issued of $85,000 and $453,000 was recorded to goodwill. The 207,066 shares issued on July 31, 1997 have been recorded as common stock committed in the accompanying balance sheet as of June 30, 1997.

  The acquisition of LPL was accounted for by the Company using the purchase method of accounting. The excess of approximately $637,000 (as adjusted for the $85,000 and $453,000 as mentioned above) of the total acquisition cost over the net assets acquired and liabilities assumed was allocated to goodwill. The results of operations from December 9, 1994 to June 30, 1995 are included in the accompanying consolidated statement of operations for the year ended June 30, 1995. Fiscal 1995 pro forma presentation as if LPL had been acquired July 1, 1994 is not presented because the effect on operations would be immaterial.

  During the year ended June 30, 1996, the Company completed two acquisitions whereby the Company acquired all of the outstanding common stock of AlphaLink ("Alpha") and Malibu Internet Services ("MIS") in exchange for an aggregate of 110,000 shares of Franklin's common stock and 50,000 shares of FNet common stock.

  The acquisitions of Alpha and MIS were accounted for by using the purchase method of accounting with the excess of approximately $65,000 of the total acquisition cost over the net assets acquired and liabilities assumed being allocated to goodwill. The results of operations from January 1, 1996 to June 30, 1996 for Alpha and June 1, 1996 to June 30, 1996 for MIS, respectively, are included in the accompanying consolidated statement of operations for the year ended June 30, 1996. Fiscal 1996 pro forma presentation as if these two acquisitions had been acquired as of the beginning of the 1996 fiscal year and fiscal 1995 pro forma presentation is not presented because the effect on operations would be immaterial.

  On December 13, 1996, the Company acquired the assets of No. 1 Internet Services ("No. 1") in exchange for 40,000 shares of Franklin's common stock and options to purchase 10,000 shares of Franklin's common stock at $1.25, which was the fair market value on December 2, 1996, exercisable January 1, 1998. In addition, FNet issued 20,000 shares of its Common Stock valued at $20,000 and granted options to purchase 80,000 shares of FNet common stock, exercisable at the rate of 20,000 shares per year at $1.00 per share in each of the four years beginning January 1, 1998. The acquisition was accounted for as a purchase with the excess of approximately $74,000 of the total acquisition cost over the net assets acquired and liabilities assumed being allocated to goodwill. Pro forma results for the year ended June 30, 1997, as if the acquisition had taken place as of the beginning of the 1997 fiscal year, is not presented because the effect on operations would be immaterial.

  On February 26, 1997, the Company agreed to acquire all of the outstanding common stock of CPR Computer Repair ("CPR") in exchange for 25,000 shares of Franklin's common stock. As part of the agreement, CPR's shareholder committed to pay all of the outstanding obligations of CPR as of February 26, 1997 (the "Commitment"). The Commitment is secured by a promissory note of $117,000. The acquisition was accounted for using the purchase method of accounting with excess of approximately $61,000 of the total acquisition costs over the net assets acquired and liabilities assumed being allocated to goodwill. Pro forma results for the year ended June 30, 1997, as if the acquisition had taken place as of the beginning of the 1997 fiscal year, is not presented because the effect on operations would be immaterial.

  On June 30, 1997, the Company sold CPR for future royalties to be paid by the buyer to the Company as defined in the purchase agreement. The Company wrote-off the remaining goodwill of approximately $61,000 related to the acquisition of CPR due to the uncertainty of the royalty stream.

  On February 28, 1997, the Company agreed to acquire Internet Passport, LLC, a limited liability company, ("Passport") in exchange for 600,000 shares of Franklin's common stock. The agreement also provided for the

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES assumption of certain debts totaling $411,000, including the issuance of an additional 7,900 shares of Franklin's common stock valued at $1.73 to satisfy certain obligations of Passport. Passport is a start-up company incorporated in August 1996 that provides Internet services pursuant to contractual arrangements with satellite transmission providers. The acquisition was accounted for using the purchase method of accounting with the excess of approximately $1,478,000 of the total acquisition costs over the net assets acquired and liabilities assumed being allocated to goodwill. Pro forma net loss and net loss per share of the year ended June 30, 1997 and 1996, as if the transaction had occurred at the beginning of those years, would have been $(2,160,000) ($(.17) per share) and $1,533,000 ($(0.15) per share), respectively, as presented in Note 11.

 Joint Venture

  In May 1996, the Company and a modem manufacturer formed Franklin Modem Corp. (the "Venture"), a joint venture to design and manufacture a V.34 modem to function with the Company's newly introduced D-Mark Channel Bank hardware. The Company has a 70% ownership interest in the venture with the remaining interest being owned by the modem manufacturer. As of May 16, 1997, this joint venture agreement was replaced with a mutual supply agreement between the two parties that provides for the Company to purchase 70% of certain boards manufactured by the modem manufacturer.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Franklin Telecommunications Corp. and its wholly-owned or majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Concentrations of Credit Risk

  At times, the Company holds cash with financial institutions in excess of amounts insured by federal agencies.

  The Company sells its products throughout the United States, Canada, Australia, and parts of Europe and extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectability and provides for an allowance for potential credit losses as deemed necessary.

  Two customers accounted for 29% and 10%, respectively, of the Company's product sales for the year ended June 30, 1997. Four customers accounted for 18%, 17%, 13% and 12%, respectively, of the Company's product sales for the year ended June 30, 1996. Two customers accounted for 28% and 15%, respectively, of the Company's product sales for the year ended June 30, 1995. At June 30, 1997, amounts due from two customers amounted to 20% and 10%, respectively, of accounts receivable. At June 30, 1996, amounts due from three customers amounted to 60%, 20% and 16%, respectively, of accounts receivable. One customer, a related party, accounted for 5%, 1%, and 9% of product sales for the years ended June 30, 1997, 1996, and 1995, respectively, and comprised 0% and 3% of accounts receivable at June 30, 1997 and 1996, respectively.

  Export sales, primarily to Canada, Australia, Poland, and England, represented 6%, 15%, and 19% of net sales for the years ended June 30, 1997, 1996, and 1995, respectively.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates affect the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from these estimates.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

 Fair Value of Financial Instruments

  The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments including cash, accounts receivable, and accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable and capital lease obligations also approximate fair value because current interest rates and terms offered to the Company for similar notes and lease agreements are substantially the same.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market (estimated net realizable value). Cost is determined using the average cost method, which approximates the first-in, first-out ("FIFO") method. Net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industry in which the Company operates is characterized by rapid technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

 Property and Equipment

  Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of 5 to 7 years as follows:

      Machinery and equipment........................................... 7 years
      Furniture and fixtures............................................ 7 years
      Computers and software............................................ 5 years

  Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

 Stock Options and Warrants

  During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

 Excess of Cost Over Fair Value of Net Assets of Companies Acquired (Goodwill)

  Goodwill arising in connection with the aforementioned business acquisitions is amortized using the straight-line method over five years. The Company assesses the recoverability of these intangibles on a quarterly basis by determining whether the amortization of the balance over its remaining life can be recovered through

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES projected undiscounted future cash flows. The amount of goodwill impairment, if any, is based on fair value as measured by future cash flows and charged to operations in the period in which goodwill impairment is determined by management. During the years ended June 30, 1997 and 1996, management of the Company determined that $1,584,000 and $70,000, respectively, of goodwill had been impaired and, accordingly, the Company charged these amounts to operations. Amortization of goodwill for the years ended June 30, 1997, 1996 and 1995 amounted to $40,000, $22,000 and $10,000, respectively.

 Patents

  Included in other assets in the accompanying consolidated balance sheets is $30,000 of capitalized patent costs, net of accumulated amortization of $16,000 and $12,000 at June 30, 1997 and 1996, respectively. Patent costs are amortized on a straight-line method over their respective lives not to exceed 17 years. Amortization of patent expense for the years ended June 30, 1997, 1996 and 1995 was $4,000, $4,000 and $2,000, respectively.

 Minority Interest

  Minority interest represents the minority shareholders' proportionate share of the equity of FNet. During the year ended June 30, 1996, Franklin transferred 4,200,000 shares of its ownership in FNet to two officers of the Company as payments on notes payable and for consulting services and issued an additional 50,000 shares to MIS as aforementioned. Management of the Company valued the FNet shares at $.015 per share, based upon the book value of FNet at the time of the transaction. The issuance of these shares caused Franklin's ownership percentage of FNet to decrease from 100% to 79% as of June 30, 1996.

  During the year ended June 30, 1997, FNet sold approximately 1,949,500 shares of its stock to outside investors at $1.00 per share and issued 20,000 shares to acquire No. 1 and 76,000 shares for services rendered. The shares sold to investors were issued under a private offering circular pursuant to the exemption from registration under the 1933 Act provided in Rule 505 of Regulation D. After the issuance of these shares, Franklin's ownership percentage decreased to 71% as of June 30, 1997.

  FNet, on a stand-alone basis, had a shareholders' deficit. As a result, Franklin's investment in FNet had a negative carrying value. The increase in capitalization of FNet resulting from the sale of 1,949,500 shares of common stock to outside investors benefited Franklin in that it reduced the negative carrying value of Franklin's investment in FNet. Accordingly, Franklin has accounted for the change in its proportionate share of FNet's equity resulting from the issuance of stock to outside investors as an increase in shareholders' equity and a reduction in minority interest liability in the consolidated financial statements.

  The accompanying consolidated financial statements do not reflect a minority interest liability as of June 30, 1997 and 1996 as FNet, on a stand-alone basis, had a shareholders' deficit as of such date. The accompanying consolidated statement of operations for the year ended June 30, 1997 does not reflect the minority interest's share of FNet's losses for said year as the related accrual would result in the Company's recordation of a minority interest receivable.

 Revenue Recognition

  Revenues are recognized upon shipment of the products to customers. The Company does not allow the right of return on sales.

 Warranties

  The Company provides limited warranties of one year from the date of purchase of its products. No accrual has been made for warranty liabilities because they are not expected to be significant.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

 Research and Development Costs

  Research and development costs are expensed as incurred.

 Advertising Costs

  Advertising costs are expensed as incurred and have not been historically material.

 Net Loss Per Common Share

  The computation of loss per common share is based on the weighted average number of common and common equivalent shares outstanding during the years ended June 30, 1997, 1996, and 1995. Common stock equivalents have been excluded from the aforementioned computations as their effect would be anti-dilutive.

 Income Taxes

  The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", (SFAS 109). SFAS 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required when it is less likely than not that the Company will be able to realize all or a portion of its deferred tax assets.

 Reclassifications

  Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

 Recently Issued Accounting Pronouncements

  The Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS 128 requires public companies to present basic earnings per share and, if applicable, diluted earnings per share instead of primary and fully-diluted earnings per share. The Company does not believe that reporting earnings per share in accordance with SFAS 128 will be materially different from the earnings per share previously reported.

  SFAS 130, "Reporting Comprehensive Income" issued by the Financial Accounting Standards Board is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS 130 to have a material impact, if any, on its financial position or results of operations.

  The Financial Accounting Standards Board issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS 131 requires a company to report certain information about its operating segments including factors used to identify the reportable segments and types of products and services from which each reportable segment derives its revenues. The Company does not anticipate any material change in the manner that it reports its segment information under this new pronouncement.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

NOTE 2--INVENTORIES

  Inventories at June 30 consisted of the following:

                                                                 1997     1996
                                                               -------- --------
   Raw materials.............................................. $155,000 $ 49,000
   Work in process............................................  152,000   44,000
   Finished goods.............................................   87,000  164,000
                                                               -------- --------
     Total.................................................... $394,000 $257,000
                                                               ======== ========

NOTE 3--ACCRUED LIABILITIES

  Accrued liabilities at June 30 consisted of the following:

                                                                 1997     1996
                                                               -------- --------
   Salaries and related expenses.............................. $277,000 $309,000
   Sales tax payable..........................................      --    76,000
   Accrued interest payable, primarily to related party.......   88,000   45,000
   Accrued audit..............................................   30,000   20,000
   Other accrued liabilities..................................  164,000   33,000
                                                               -------- --------
     Total.................................................... $559,000 $483,000
                                                               ======== ========

NOTE 4--LONG-TERM DEBT

  Long-term debt at June 30 consisted of the following:

                                                                1997     1996
                                                              -------- --------
   Convertible notes payable to former vendors, bearing
    interest at 12% per annum, unsecured and due in December
    1999..................................................... $ 24,000 $ 24,000
   Notes payable to the president and majority shareholder,
    bearing interest from 8% to 9% per annum, secured by
    substantially all of the Company's assets, with due dates
    ranging through June 2000................................  637,000  308,000
                                                              -------- --------
                                                               661,000  332,000
   Less current portion......................................  301,000   94,000
                                                              -------- --------
     Long-term portion....................................... $360,000 $238,000
                                                              ======== ========

  The Company is past due in certain of its payments under its notes payable to its president and majority shareholder. The president and majority shareholder has waived the default provisions of the past due notes payable and does not intend to demand payment until after June 30, 1998.

  Future principal payments required under such notes are summarized as follows:

     YEAR ENDING
       JUNE 30,
     -----------
        1998.......................................................... $301,000
        1999..........................................................  267,000
        2000..........................................................   93,000
                                                                       --------
          Total....................................................... $661,000
                                                                       ========

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  Included in the $637,000 due to the Company's president is a note of $140,000 which can be converted into shares of the Company's common stock at a rate of $.10 per share and two notes in the amount of $117,000 and $112,000 which can be converted into $114,500 of the Company's common stock at a rate of 50% of the fair value of the common stock at the date of conversion.

  During fiscal 1995, the Company canceled notes payable in the amount of $92,000 to the president and majority shareholder in exchange for the issuance of common stock.

NOTE 5--SHAREHOLDERS' EQUITY (DEFICIT)

 Stock Option Plans

  The Company adopted an Incentive Stock Option Plan (Plan A) and Nonqualified Stock Option Plan (Plan B) (the "1986 Plans"). Plan A provides for the granting of options to purchase shares of common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code, and Plan B provides for the granting of options to purchase shares of common stock that are not intended to qualify. The 1986 Plans provide for the issuance of up to 700,000 shares in the aggregate at fair market value.

  During the year ended June 30, 1989, the Company adopted the 1988 Stock Option Plan (the "1988 Plan"). Under the terms of the plan, options to purchase 300,000 shares of the Company's common stock are available for issuance to employees, officers and directors. Options granted may be either incentive stock options or non-statutory options. The exercise price of the incentive stock options and non-statutory options may not be greater or less than 110% and 85%, respectively, of the fair market value of the Company's common stock at the date of grant.

  During the year ended June 30, 1994, the Company adopted the 1993 Stock Option Plan (the "1993 Plan"). The 1993 Plan provides for the granting of options to purchase up to 600,000 shares of common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code.

  During the year ended June 30, 1995, the Company adopted the 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the granting of options to purchase up to 1,400,000 shares of common stock. Such options will be non-statutory.

  Options granted under all four of the aforementioned plans vest in accordance with the terms established by the Company's stock option committee. All such options granted to date have vesting periods of between two to four years and generally terminate at the earlier of the end of the option period or termination of employment.

  On December 13, 1996, the Company granted options to purchase 1,000,000 shares of the Company's common stock to key management employees which were fully vested on the date of grant. The option price was set at $1.31 per share, the fair value of the underlying shares. The options are not included in the stock option plans below.

  In addition, the Company has also issued options in connection with the acquisition of No. 1 as discussed in Note 1.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  Activity for the 1986 Plans, 1988 Plan, 1993 Plan, and 1994 Plan is as follows:

                                                                   GRANTED PRICE
                                                         SHARES      PER SHARE
                                                        ---------  -------------
   Outstanding, June 30, 1994.......................... 1,220,000      $0.10
     Granted........................................... 1,075,000      $0.10
     Exercised.........................................  (304,280)     $0.10
     Canceled..........................................   (25,720)     $0.10
                                                        ---------
   Outstanding, June 30, 1995.......................... 1,965,000      $0.10
     Granted........................................... 1,052,000   $0.15-1.18
     Exercised.........................................   (44,500)     $0.10
     Canceled..........................................  (225,000)     $0.10
                                                        ---------
   Outstanding, June 30, 1996.......................... 2,747,500   $0.10-1.18
     Granted...........................................   248,000   $1.18-2.12
     Exercised.........................................  (335,000)  $0.10-0.90
     Canceled..........................................  (150,000)     $0.10
                                                        ---------
   Outstanding, June 30, 1997.......................... 2,510,500   $0.10-2.12
                                                        =========   ==========
   Exercisable at June 30, 1997........................ 1,563,500   $0.10-0.90
                                                        =========   ==========

  The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below:

                                                         YEAR ENDED JUNE 30,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Net loss
     As reported...................................... $(2,824,000) $(1,467,000)
     Pro forma........................................ $(3,925,000) $(1,513,000)
   Loss per common share
     As reported...................................... $     (0.23) $     (0.14)
     Pro forma........................................ $     (0.32) $     (0.15)

  Included in the year ended June 30, 1997, is the effect of the aforementioned 1,000,000 options issued to key employees on December 13, 1996 to purchase the Company's common stock which were fully vested on the date of grant. Compensation expense under SFAS 123 for the year ended June 30, 1997 of $945,000 was charged to pro forma net loss for the entire estimated fair market value of the 1,000,000 options awarded.

  These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before June 30, 1996. The pro forma amounts take into account the pro forma compensation expense of the FTEL and FNet options. The fair value of the FTEL options described above was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended June 30, 1997 and 1996: dividend yields of 0% and 0%, respectively; expected volatility of 100% and 100%, respectively; risk-free interest rates of 6.2% and 6.3%, respectively; and expected lives of 4 and 2 to 4 years, respectively. The weighted-average fair value of options granted during the year ended June 30, 1997 was $0.99, and the weighted-average exercise price was $1.37.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  The fair value of the FNet options described below was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended June 30, 1997: dividend yields of 0%; risk-free interest rate of 6.2%; and expected life of 4 years. The weighted-average fair value of options granted during the year ended June 30, 1997 was $0.22 and the weighted-average exercise price was $1.00.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  The Company's majority-owned subsidiary, FNet, established a 1996 stock option plan (the "FNet Plan"). The FNet Plan provides for the granting of options to purchase up to 3,000,000 shares of FNet common stock that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code. Such options will become exercisable in accordance with the terms established by FNet's stock option committee. All options granted to date vest between zero and four years and generally terminate at the earlier of the end of the option period or termination of employment. During the years ended June 30, 1997 and 1996, FNet granted 2,106,000 and 448,000, respectively, options to employees to acquire FNet common stock at an exercise price of $1.00 and $1.00, respectively. Total FNet options outstanding and exercisable at June 30, 1997 and 1996 were 2,634,000 and 1,174,000, respectively, and 448,000 and 0, respectively.

  During 1995 and 1996, the Company granted to its president an option to acquire 1,000,000 and 350,000 shares, respectively, of its common stock at an exercise price of $.10 and $.78 per share. The options were both issued in the year of grant and are exercisable over a two-year period.

  On February 12, 1993, the Company entered into an option agreement with its president whereby the Company granted options to purchase 2,000,000 shares of the Company's common stock in exchange for the potential cancellation of debt owed to the related party. Such options were exercisable over a two year period at an exercise price of $.067 per share, the approximate fair value of the common stock of the Company at the date of grant. These options were exercised during the year ended June 30, 1995.

 Warrants

  In May 1995, in connection with the 1995 Private Placement, the Company entered into an investment banking agreement with an unrelated entity whereby the Company granted to the investment banker warrants to purchase 600,000 shares, as amended, of the Company's common stock at an exercise price of $1.35 per share. The warrants vested over a twelve-month period and include demand and piggy back registration rights after a period of 24 months from the date of the agreement. The warrants and/or underlying shares may be exercised anytime after two years and for a period of four years from the date of the agreement. As of June 30, 1997 and 1996 none of these warrants had been exercised.

  In connection with the 1995 Private Placement, during the years ended June 30, 1996 and 1995 the Company issued 1,780,000 and 220,000 warrants, respectively, to purchase shares of the Company's common stock. The exercise price of the warrants was $0.50, as amended, if exercised on or before March 24, 1996 and $1.25 if exercised after March 24, 1996 but on or before September 30, 1998 (the expiration date). There was no additional expense recorded in connection with the issuance of the warrants as the exercise price approximated

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES the fair value at the date of issuance, as determined by management of the Company, of the underlying stock at the date of issuance. For the years ended June 30, 1997 and 1996, 400,000 and 145,000 warrants were exercised leaving a remaining balance of 1,455,000 unexercised as of June 30, 1997.

 Stock Issuances

  During the year ended June 30, 1995, The Company completed the following significant common stock transactions of previously unissued common shares:

  . Issued 2,000,000 shares of its common stock for the exercise of options and canceled notes payable in the amount of $92,000 and accrued interest in the amount of $42,000.

  . Issued 259,280 shares of its common stock in connection with stock options exercised at $.10 per share by employees for compensation of $26,000.

  . Issued 22,000 shares of its common stock to an employee for a bonus. The stock was issued at $.10 per share in accordance with the bonus agreement.

  . Issued 220,000 shares of its common stock for $110,000 in connection with the 1995 Private Placement. The Company paid no commissions or fees in connection with this private placement.

  . Issued 45,000 shares of its common stock in connection with stock options, exercised at $.10 per share for cash of $4,500.

  . Issued 326,497 shares of its common stock in connection with a business acquisition.

  During the year ended June 30, 1996, The Company completed the following significant common stock transactions of previously unissued common shares:

  . Issued 1,780,000 of its common stock for $890,000 in connection with the 1995 Private Placement. The Company paid no commissions or fees in connection with this private placement.

  . Issued or committed to issue 110,000 shares of its common stock valued at $75,000 during fiscal 1996 in connection with two business acquisitions (see Note 1).

  . Issued 34,839 shares of its common stock to certain employees for compensation. The stock was issued at prices ranging from $.25 to $.70 per share in accordance with the respective agreements.

  . Issued 7,555 shares of its common stock to certain vendors as payment on accounts payable of approximately $11,000.

  . Issued 44,500 shares of its common stock in connection with stock options, exercised at $.10 per share for cash of $4,000.

  . In March and April 1996, the Company received cash of $73,000 and issued
    145,000 shares of its common stock upon the conversion of warrants issued in connection with the 1995 Private Placement.

  . In June 1996, the Company issued 28,572 shares of its common stock for cash of $20,000, the approximate fair value at the date of the issuance.

  . Reflected in the accompanying 1996 consolidated statements of capital deficiency the addition of 23,031 shares as outstanding to correct the omission of such shares in previously issued consolidated financial statements.

  During the year ended June 30, 1997, The Company completed the following significant common stock transactions of previously unissued common shares:

  . Issued 880,200 shares of its common stock in connection with the 1996
    Private Placement for cash of $888,000. The Company paid no commissions or fees in connection with this private placement.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  . In December 1996 and July 1997, the Company issued an additional 60,987 and 207,066 shares, respectively, of its common stock to former shareholders of LPL (see Note 1) at a value of $85,000 and $453,000, respectively.

  . In connection with the acquisition of No. 1, issued 40,000 shares, valued at $50,000, of its common stock and options to purchase 10,000 shares, valued at $6,000, of the Company's common stock at $1.25, which was the fair market value on December 2, 1996, exercisable on January 1, 1998. In connection therewith, FNet issued 20,000 shares of its common stock valued at $20,000 and granted options to purchase 80,000 shares of FNet common stock valued at $13,000, exercisable at the rate of 20,000 shares per year at $1.00 per share in each of the four years beginning January 1, 1998 (see Note 1).

  . In connection with the acquisition of CPR, committed to issued 25,000 shares of common stock for a value of $65,000 (see Notes 1 and 12) and assumed certain debt of $4,425.

  . In connection with the acquisition of Passport, issued 600,000 shares of common stock for a value of $1,275,000 and assumed certain liabilities of $411,000. Also, on March 24, 1997, the Company issued an additional 7,900 shares of common stock, valued at $14,000, to satisfy certain obligations of Passport (see Note 1).

  . Issued 380,000 shares in connection with the exercise of warrants for $190,000.

  . Issued 335,000 shares in connection with the exercise of stock options.
    243,250 shares were issued upon the exercise of options whereby the option holders issued notes receivable in favor of the Company in the amount of 129,000. 30,000 shares were issued upon the exercise of options whereby the option holder performed services valued at $3,000. The remaining 61,750 were issued for cash of $6,000.

  Pursuant to state laws, the Company is currently restricted, and may be restricted for the foreseeable future, from making dividends to its shareholders as a result of its accumulated deficit as of June 30, 1997.

NOTE 6--INCOME TAXES

  The tax effects of temporary differences that give rise to deferred taxes at June 30, 1996 are as follows:

                                                              1997       1996
                                                            --------- ----------
   Deferred tax assets
     Accounts receivable, principally due to allowance for
      doubtful accounts...................................  $  13,000 $    3,000
     Compensated absences and deferred salaries,
      principally due to accrual for financial reporting
      purposes............................................     87,000    112,000
     Inventories, principally due to additional costs
      inventoried for tax purposes pursuant to the Tax
      Reform Act of 1986 and allowance for inventory
      obsolescence........................................    128,000    191,000
     General business tax credit carryforwards............    335,000    345,000
     Net operating loss carryforwards.....................  3,027,000  2,498,000
                                                            --------- ----------
     Total gross deferred tax assets......................  3,590,000  3,149,000
     Less valuation allowance.............................  3,586,000  3,145,000
                                                            --------- ----------
     Net deferred tax assets..............................      4,000      4,000
   Deferred tax liabilities
     Plant and equipment, principally due to differences
      in depreciation.....................................      4,000      4,000
                                                            --------- ----------
       Net deferred tax liability.........................  $     --  $      --
                                                            ========= ==========

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

  The valuation allowance increased by approximately $441,000 and $626,000 during the years ended June 30, 1997 and 1996, respectively. No provision for income taxes for the years ended June 30, 1997, 1996 and 1995 is required, except for minimum state taxes, since the Company incurred losses during such years.

  Income tax expense was $2,000 and differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to loss before minority interest and income taxes as a result of the following:

                                                 1997        1996       1995
                                              -----------  ---------  --------
   Computed "expected" tax benefit........... $(1,450,000) $(520,000) $(54,000)
   Increase in income taxes resulting from
     Change in the beginning-of-the-year
      balance of the valuation allowance for
      deferred tax assets allocated to income
      tax expense............................   1,450,000    520,000    54,000
     State income taxes......................       2,000      2,000     2,000
                                              -----------  ---------  --------
       Total................................. $     2,000  $   2,000  $  2,000
                                              ===========  =========  ========

  As of June 30, 1997 the Company had consolidated net operating loss carryforwards of approximately $8,467,000 and $2,401,000 for Federal and state income tax reporting purposes, respectively, which expire in varying amounts through 2012. The Company also has general business tax credit carryforwards of approximately $310,000 and $24,000 available to offset against future Federal and state income taxes, respectively, which expire at various times through 2012. Should a substantial change in the Company's ownership occur, there could be an annual limitation on the amount of the net operating less carryforwards available for use in the future.

NOTE 7--RELATED PARTY TRANSACTIONS

  The Company recorded sales of approximately $82,000, $3,000, and $131,000 to an entity affiliated with a shareholder of the Company during the years ended June 30, 1997, 1996, and 1995, respectively.

  On January 1, 1993, the Company entered into a five year employment agreement with the president and shareholder which provides for annual salary increases of six percent per annum. Compensation related to this agreement, a portion of which is paid semi-monthly and a portion of which is deferred and is therefore included in accrued salaries and related expenses in the accompanying consolidated balance sheets, was $173,000, $275,000, and $259,000 for the years ended June 30, 1997, 1996, and 1995, respectively (see Note 12).

  During the year ended June 30, 1997 and 1995, the Company issued notes payable to the president and shareholder for $329,000 and $217,000, respectively of accrued compensation.

NOTE 8--COMMITMENTS AND CONTINGENCIES

 Operating Leases and Capital Lease Obligations

  The Company leases its production, warehouse and administrative facilities under non-cancelable operating leases that expire starting September 1998 through March 2000. In addition to the minimum annual rental commitments, the lease provides for periodic cost of living increases in the base rent and payment by the Company of common area costs. Rent expense related to the operating lease was $88,000, $51,000, and $59,000 for the years ended June 30, 1997, 1996, and 1995, respectively.

  In connection with the acquisition of Passport (see Note 1), the Company assumed six capital leases that were assumed by Passport from two entities owned by the previous sole member of Passport. All six capital

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES leases are technically in default because of provisions in the leases that prohibit the assignment of the leases. In addition, the assets underlying four of the six leases were sold by Passport for cash, which was not used to repay the principal, prior to its acquisition by the Company. Such sales are also prohibited under the terms of the leases and the lessors have not been informed of such sales. The lessors technically have the right to accelerate payment under all of the leases due to such defaults. Passport is continuing to make the lease payments on all six leases pursuant to the lease terms. Since the leases are in technical default, the Company has classified the full lease liability as current.

  Future minimum lease payments under non-cancelable operating and capital leases with initial or remaining terms of one year or more at June 30, 1997 are as follows:

    YEAR ENDING                                              OPERATING CAPITAL
      JUNE 30,                                                LEASES    LEASES
    -----------                                              --------- --------
       1998................................................. $122,000  $361,000
       1999.................................................   35,000       --
       2000.................................................   15,000       --
                                                             --------  --------
                                                             $172,000  $361,000
                                                             ========  ========

  At June 30, leased capital assets included in property and equipment consisted of the following:

     Furniture and equipment.......................................... $222,000
     Less accumulated depreciation....................................   35,000
                                                                       --------
       Total.......................................................... $187,000
                                                                       ========

  The Company assumed capital lease arrangements totaling $316,000 in 1997.

 Litigation

  The Company is involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

 Dealer Agreement

  In March 1996, FNet entered into a dealer agreement with an individual (the "Dealer") whereby the Dealer would be granted the exclusive right by FNet to market, sell or otherwise offer certain services and goods to customers within the Dealer's territory, as defined. In connection with this agreement, the Dealer paid $45,000 to FNet as consideration for the rights described above. The Dealer was to receive commissions at rates ranging from 10% to 30% based on certain terms and conditions. Commissions paid to the Dealer during fiscal 1996 were not material.

  In September 1996, FNet and the Dealer entered into a mutual general release whereby both parties were released from all claims pursuant to the agreement. In connection therewith, the Company converted $20,000 of the monies paid by the Dealer to FNet, as noted above, to 23,350 shares of the Company's common stock as consideration for the mutual general release. Such shares are considered to be committed as of June 30, 1996 and are therefore included as such in the accompanying consolidated balance sheet.

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

LICENSE AGREEMENTS

 Satellite Services

  In March 1997 the Company's subsidiary, Internet Passport, entered into a Memorandum of Understanding with DigitalXPress LLC ("DigitalXPress"), a purveyor of video and data network satellite services. Under the terms of the agreement, Internet Passport and DigitalXPress will jointly develop a product line, to be called "XPressNet," to furnish Internet connectivity to the products currently marketed by DigitalXPress, and to combine marketing efforts for certain customers, applications and products.

  In May 1997 the Company's subsidiary, FNet, entered into a licensing and joint development agreement with Peak Technologies, Inc. ("Peak"), by which Peak granted FNet a license to use Peak's Java-based PeakJet Internet browser accelerator in FNet's Internet service. In addition, FNet is to provide a customized version of the PeakJet technology as a component in the Franklin XPress satellite product line offered in conjunction with DigitalXPress. Under the agreement, FNet is to issue 50,000 shares of its Common Stock to Peak.

 800 Service Agreement

  In December 1996, the Company entered into two agreements with an 800 number supplier (the "Supplier") to service the FNet customer base, both internally and for resale. The agreements provide the Company exclusive rights to 800 service in exchange for an incremental fee of $5,000 per month for each group of 4,000 customers. The monthly fee has a minimum payment of $25,000 or up to 20,000 customers. The agreements calls for the Company to issue the Supplier 50,000 shares of the Company's stock, options to purchase 100,000 shares of FNet stock at $1.00 per share and options to purchase 100,000 shares of Franklin 800 Corp., a new wholly owned subsidiary of FNet, at a $1.00. The supplier has failed to date to perform pursuant to the agreement. Accordingly, the Company has withheld issuance of the aforementioned shares and options.

 Private Placement Exemptions

  The Company's and FNet's private placements of securities have been issued in transactions intended to be exempt from registration under the Securities Act of 1933 pursuant to the provisions of Regulation D promulgated thereunder. These rules include factors pursuant to which one or more private placement transactions may be integrated as part of other offerings and include rules that limit the dollar amount that can be raised and the number of non-accredited investors that can participate. In the event any of the Company's private placement transactions, including private placement transactions undertaken by the Company since the transactions referred to above, were deemed to be integrated, it is possible that the exemption from the registration requirements of the Securities Act of 1933 would not be available for one or more of those offerings. In the event that one or more of such transactions are determined not to have been exempt from such registration requirements, the purchasers may have the right to seek recission of the sales and/or seek money damages against the Company. Management believes that each of the Company's private offerings were exempt from the registration requirements of the Securities Act of 1933.

NOTE 9--OTHER LIABILITIES

  On February 5, 1993, the Company modified the terms of a note payable to a former supplier with a balance of $572,000 that required the payment of $30,000 in cash and an agreement to pay the former supplier $10 per Franklin manufactured board up to a total of $700,000. There is no expiration date on the revised agreement. On November 29, 1994, the agreement was further modified. The modified terms are $10 per Franklin board sold for $300 and $2 per board sold for $300 or less. The modified agreement was effective through June 1995 and

              FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES no new modification has been entered into. At June 30, 1997, the Company estimated its future obligation to this supplier to be $183,000 under the modified agreement based on the number of boards expected to be sold. Accordingly, this obligation has been reduced to $183,000, the amount expected to be paid in the future. Amounts paid under these agreements totaled approximately $10,000, $5,000, and $16,000 during the years ended June 30, 1997, 1996, and 1995, respectively.

NOTE 10--401(k) PLAN

  The Company sponsors a 401(k) plan which includes a deferred feature under section 401(k) of the Internal Revenue Code (the "Plan"). The Plan covers all full-time employees of the Company. Contributions to the plan are at the discretion of the Company's Board of Directors, but limited to the amounts allowable for federal income tax purposes. Under the section 401(k) portion of the Plan, employees may elect to contribute up to 20% of their compensation. The Company did not make any contributions to the Plan during either of the years ended June 30, 1997, 1996, or 1995.

NOTE 11--LINES OF BUSINESS

  The Company operates in two major lines of business: the manufacture and distribution of data communications and connectivity products ("Franklin") and Internet services ("FNet"). Information concerning operations in these lines of business is as follows:

                                                        FOR THE YEAR ENDED
                                                      ------------------------
                                                       JUNE 30,     JUNE 30,
                                                         1997         1996
                                                      -----------  -----------
   Net sales
     Franklin........................................ $ 1,337,000  $   397,000
     FNet............................................     398,000       33,000
                                                      -----------  -----------
       Total......................................... $ 1,735,000  $   430,000
                                                      ===========  ===========
   Operating losses
     Franklin........................................ $(1,867,000) $(1,318,000)
     FNet............................................    (957,000)    (149,000)
                                                      -----------  -----------
       Total......................................... $(2,824,000) $(1,467,000)
                                                      ===========  ===========
   Identifiable assets
     Franklin........................................ $ 3,163,000  $   575,000
     FNet............................................     351,000      137,000
                                                      -----------  -----------
       Total......................................... $ 3,514,000  $   712,000
                                                      ===========  ===========
   Capital expenditures
     Franklin........................................ $   204,000  $    25,000
     FNet............................................     120,000       33,000
                                                      -----------  -----------
       Total......................................... $   324,000  $    58,000
                                                      ===========  ===========
   Depreciation and amortization
     Franklin........................................ $    52,000  $    42,000
     FNet............................................      58,000        3,000
                                                      -----------  -----------
       Total......................................... $   110,000  $    45,000
                                                      ===========  ===========

  Segment information is not shown for any other periods because the Internet business was not material to the operations of the Company.

               FRANKLIN TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

 Pro Forma Information (unaudited)

  The Company acquired Internet Passport, LLC ("Passport") on February 28, 1997. All other business acquisitions have been de minimis; therefore, the "Passport" pro forma information has been reflected herein on a disaggregated basis. The assets acquired and liabilities assumed are included in the consolidated balance sheet of the Company as of June 30, 1997 included elsewhere herein; therefore, no pro forma consolidated balance sheet has been reflected below. The historical consolidated statements of operations for the year ended June 30, 1996 are included elsewhere in this Prospectus. In the opinion of management, there are no pro forma adjustments necessary to the aforementioned historical statements of operations assuming that the acquisition occurred at the beginning of each of those years, expect for showing the effects of the addition of the goodwill and subsequent write-off. Because of the one-time unusual nature of the goodwill write-off, management believes that the pro forma statement of operations information is better reflected exclusive of such write-off as follows:

                                                  FOR THE YEAR ENDED JUNE 30,
                                                  ----------------------------
                                                      1997           1996
                                                  -------------  -------------
   Historical net less........................... $  (2,824,000) $  (1,467,000)
   Add goodwill write-down related to Passport...       835,000            --
                                                  -------------  -------------
   Adjusted historical net loss..................    (1,989,000)    (1,467,000)
   Add Passport losses prior to acquisition......      (171,000)       (66,000)
                                                  -------------  -------------
     Pro forma net loss exclusive of goodwill.... $  (2,160,000) $  (1,533,000)
                                                  =============  =============
   Adjusted historical net loss per share
    exclusive of goodwill write-down............. $        (.16) $        (.14)
   Impact of Passport loss.......................          (.01)          (.01)
                                                  -------------  -------------
     Pro forma net loss per share exclusive of
      goodwill................................... $        (.17) $        (.15)
                                                  =============  =============

NOTE 12--SUBSEQUENT EVENT (UNAUDITED)

  The Company's President is employed pursuant to an Employment Agreement expiring on December 31, 1997. The Employment Agreement provides for monthly compensation at the rate of $20,000, with annual increases of 6%. The Company's Board of Directors has approved a new six year Employment Agreement for the Company's President, effective January 1, 1998. The new Employment Agreement provides for compensation at the rate of $27,000 per month, with annual increases of 6%.

NOTE 13--FOURTH QUARTER ADJUSTMENTS

  In the fourth quarter of fiscal 1996, the Company recorded certain fourth quarter adjustments that, in the aggregate, increased the Company's net loss by approximately $777,000. The adjustments principally consisted of reductions of inventory and increases in accrued expenses.

NOTE 14--RECENT SALE OF EQUITY SECURITIES

  On September 22, 1997, the Company completed a Regulation D private placement offering of 333,333 units for $1,000,000. Each unit consists of one share of the Company's Common Stock and one Common Stock Warrant to purchase one share of the Company's Common Stock for $5.00 per share. The net proceeds to the Company were $1,000,000. In addition, on October 31, 1997, the Company completed another Regulation D private placement offering of 540 units for $5,400,000. Each unit in this offering consists of one share of the Company's Series A Convertible Preferred Stock and one Series A Common Stock Warrant to purchase one share of FNet's (the Company's majority-owned subsidiary) Common Stock. The net proceeds to the Company were $4,957,500.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Internet Passport, LLC

  We have audited the accompanying balance sheet of Internet Passport, LLC (the "Company") as of June 30, 1996, and the related statements of operations, member's deficit and cash flows for the period from February 16, 1996 (date operations commenced) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Passport, LLC as of June 30, 1996, and the results of its operations and its cash flows for the period from February 16, 1996 (date operations commenced) to June 30, 1996 in conformity with generally accepted accounting principles.

  As more fully discussed in Note 1 to the accompanying financial statements, as of February 28, 1997, the Company was sold and has ceased operations as a stand-alone entity as of such date.

                                          CORBIN & WERTZ

Irvine, California
June 6, 1997

                             INTERNET PASSPORT, LLC

                                 BALANCE SHEET

                                 JUNE 30, 1996

                                     ASSETS

Current assets:
  Cash................................................................ $ 12,400
  Loan receivable--employee...........................................    5,300
  Loan receivable from related party..................................    1,600
                                                                       --------
    Total current assets..............................................   19,300
Property:
  Machinery and equipment.............................................   19,100
  Furniture and fixtures..............................................      400
                                                                       --------
                                                                         19,500
  Less accumulated depreciation.......................................     (300)
                                                                       --------
    Property, net.....................................................   19,200
Other assets..........................................................    5,100
                                                                       --------
    Total assets...................................................... $ 43,600
                                                                       ========

                        LIABILITIES AND MEMBER'S DEFICIT

Current liabilities:
  Accounts payable.................................................... $  1,300
  Capital lease payable...............................................   73,500
                                                                       --------
    Total current liabilities.........................................   74,800
                                                                       --------
Member's deficit:
  Member's equity.....................................................   35,100
  Accumulated deficit.................................................  (66,300)
                                                                       --------
    Total member's deficit............................................  (31,200)
                                                                       --------
    Total liabilities and member's deficit............................ $ 43,600
                                                                       ========


                      See independent auditors' report and
                   accompanying notes to financial statements

                             INTERNET PASSPORT, LLC

                            STATEMENTS OF OPERATIONS

                                                       EIGHT-MONTH
                                                       PERIOD ENDED PERIOD ENDED
                                                       FEBRUARY 28,   JUNE 30,
                                                           1997         1996
                                                       ------------ ------------
                                                       (UNAUDITED)
Consulting revenues...................................  $  16,800     $  9,000
Selling, general and administrative expenses..........   (117,500)     (49,700)
                                                        ---------     --------
    Loss from operations..............................   (100,700)     (40,700)
                                                        ---------     --------
Other income (expense):
  Provision for lease liability.......................    (55,000)     (26,000)
  Interest expense....................................    (15,100)      (2,200)
  Loss on sale of assets..............................        --        (1,200)
  Rental income.......................................        --         3,800
                                                        ---------     --------
    Total other income (expense)......................    (70,100)     (25,600)
                                                        ---------     --------
Net loss..............................................  $(170,800)    $(66,300)
                                                        =========     ========


                      See independent auditors' report and
                   accompanying notes to financial statements

                             INTERNET PASSPORT, LLC

                         STATEMENTS OF MEMBER'S DEFICIT

                                                                       TOTAL
                                                MEMBER'S ACCUMULATED MEMBER'S
                                                 EQUITY    DEFICIT    DEFICIT
                                                -------- ----------- ---------
Member contribution at inception............... $10,100   $     --   $  10,100
Contributed services...........................  25,000         --      25,000
Net loss for period ended June 30, 1996........     --      (66,300)   (66,300)
                                                -------   ---------  ---------
Balance at June 30, 1996.......................  35,100     (66,300)   (31,200)
Contributed services (unaudited)...............  40,000         --      40,000
Net loss for eight months ended February 28,
 1997 (unaudited)..............................     --     (170,800)  (170,800)
                                                -------   ---------  ---------
Balance at February 28, 1997 (unaudited)....... $75,100   $(237,100) $(162,000)
                                                =======   =========  =========



                      See independent auditors' report and
                   accompanying notes to financial statements

                             INTERNET PASSPORT, LLC

                            STATEMENTS OF CASH FLOWS

                                                      EIGHT-MONTH
                                                      PERIOD ENDED PERIOD ENDED
                                                      FEBRUARY 28,   JUNE 30,
                                                          1997         1996
                                                      ------------ ------------
                                                      (UNAUDITED)
Cash flow from operating activities:
  Net loss...........................................  $(170,800)    $(66,300)
  Adjustment to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization....................      1,600          300
    Loss on sale of machinery and equipment..........        --         1,200
    Contributed services.............................     40,000       25,000
    Provision for lease liability....................     55,000       26,000
    Change in operating assets and liabilities:
      Accounts receivable............................       (300)         --
      Other assets...................................        100       (5,100)
      Deferred revenue...............................      5,300          --
      Accounts payable...............................      8,400        1,300
                                                       ---------     --------
  Net cash used in operating activities..............    (60,700)     (17,600)
                                                       ---------     --------
Cash flow from investing activities:
  Loan receivable--employee..........................     (8,500)      (5,300)
  Loan receivable--related party.....................     (5,200)      (1,600)
  Purchase of equipment..............................     (9,800)        (400)
  Proceeds from sale of leased equipment.............     59,800       31,000
  Proceeds from sale of equipment....................        --         2,000
                                                       ---------     --------
  Net cash provided by investing activities..........     36,300       25,700
                                                       ---------     --------
Cash flow from financing activities:
  Principal payments on lease obligations............    (14,700)      (2,600)
  Debt proceeds......................................     38,000          --
  Cash provided from equity investment...............        --         6,900
                                                       ---------     --------
  Net cash provided by financing activities..........     23,300        4,300
                                                       ---------     --------
Net change in cash...................................     (1,100)      12,400
Cash at beginning of period..........................     12,400          --
                                                       ---------     --------
Cash at end of period................................  $  11,300     $ 12,400
                                                       =========     ========
Supplemental disclosure of cash flow information--
  Cash paid during the period for:
    Interest.........................................  $  15,100     $  2,200
                                                       =========     ========
    Income taxes.....................................  $     --      $    --
                                                       =========     ========

Supplemental disclosure of non-cash investing activities--

  During the period ended June 30, 1996, property in the amount of $3,200 was acquired as part of the initial contributed capital. Such property was sold during the period ended June 30, 1996 for a loss of $1,200. For the periods ended February 28, 1997 and June 30, 1996, equipment in the amount of $262,300 (unaudited) and $50,100, respectively, was acquired through capital lease transactions.

See independent auditors' report and accompanying notes to financial statements

                            INTERNET PASSPORT, LLC

                         NOTES TO FINANCIAL STATEMENTS

            FOR THE PERIOD FROM FEBRUARY 16, 1996 (DATE OPERATIONS
                          COMMENCED) TO JUNE 30, 1996

NOTE 1--GENERAL AND BASIS OF PRESENTATION

 General

  Internet Passport, LLC (the "Company") was formed on February 16, 1996 as a Georgia limited liability company. The Company operated as a start-up internet access provider of custom internet services and related products.

 Basis of Presentation

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles on a going concern basis. The Company was acquired by Franklin Telecommunications Corp. ("Franklin") on February 28, 1997 and has ceased operations as a stand-alone entity as of such date.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Risks and Uncertainties

  The Company is a start-up company in its first year of operations. The Company is subject to the substantial business risks and uncertainties inherent in a start-up operation, including the potential risk of business failure.

  The Company does not maintain general business liability insurance. As a result, the Company is exposed to potential loss resulting from uninsured future loss of or damage to the Company's property, damage to the property of others, injury to others and/or interruption of the Company's business.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

 Fair Value of Financial Instruments

  The accompanying consolidated balance sheets include financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash, receivables from an employee and a related party and accounts payable. The carrying amounts of the Company's financial instruments generally approximate their fair values at June 30, 1996. The fair value of the receivables from an employee and a related party are not readily determinable as market comparables were not available for such instruments.

 Property

  Property is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, principally five years. Repairs and maintenance are charged to expense. Betterments are capitalized. Depreciation expense for the periods ended February 28, 1997 and June 30, 1996 was $1,600 (unaudited) and $300, respectively.

 Revenue Recognition

  Revenues are recognized in the month of service.

                            INTERNET PASSPORT, LLC

Advertising Costs

  Advertising costs are expensed as incurred.

 Income Taxes

  The Company is taxed as a limited liability company under the provisions of the Federal and state tax codes. Under Federal and state law, taxes based on income of a limited liability company are payable by the member individually. Accordingly, no provision for income taxes has been provided in the accompanying financial statements.

NOTE 2--LOANS TO RELATED PARTIES

  The loan receivable--employee of $5,300 at June 30, 1996 is non-interest bearing and $2,800 (unaudited) of the balance was paid during the eight-month period ended February 28, 1997.

  As of June 30, 1996, the Company had a related party receivable totaling $1,600 from the president and sole member. The loan is non-interest bearing and has no due date.

  During the eight-month period ended February 28, 1997, the Company advanced approximately $7,000 to an affiliated company owned 100% by the sole member of the Company. The advance is non-interest bearing and has no due date. During the same period, the Company loaned an additional $10,000 to its president and sole member. The loan is non-interest bearing and has no due date.

NOTE 4--CAPITAL LEASE OBLIGATIONS

  The Company has assumed six capital leases since its inception from two entities owned by the sole member of the Company. All six capital leases are technically in default because of provisions in the leases that prohibit the assignment of the leases. In addition, the assets underlying four of the six leases were sold by the Company for cash. Such sales are also prohibited under the terms of the leases and the lessors have not been informed of such sales. The lessors technically have the right to accelerate payment under all of the leases due to such defaults. The Company is continuing to make the lease payments on all six leases pursuant to the lease terms. The Company recorded additional provisions for lease liability for the eight-month period ended February 28, 1997 and the period ended June 30, 1996 of $55,000 (unaudited) and $26,000 to reflect the full, undiscounted, lease obligations as a result of the defaults. In addition, the capital lease obligation at June 30, 1996 has been reflected as a current liability. A summary of the capital lease activity follows:

                                                              LEASE     LEASED
                                                            OBLIGATION PROPERTY
                                                            ---------- --------
   Balance at inception....................................  $    --   $    --
   Equipment acquired under capital leases.................    50,100    50,100
   Lease principal payments................................    (2,600)      --
   Sale of property........................................       --    (31,000)
   Provision for lease liability...........................    26,000       --
                                                             --------  --------
     Balances at June 30, 1996.............................    73,500    19,100
   Equipment acquired under capital leases (unaudited).....   262,300   262,300
   Lease principal payments (unaudited)....................   (14,700)      --
   Sale of property (unaudited)............................       --    (59,800)
   Provision for lease liability (unaudited)...............    55,000       --
                                                             --------  --------
   Balances at February 28, 1997 (unaudited)...............  $376,100  $221,600
                                                             ========  ========

                            INTERNET PASSPORT, LLC

NOTE 5--AMOUNTS BORROWED FROM FRANKLIN

  During the eight-month period ended February 28, 1997, the Company was advanced $38,000 (unaudited) from Franklin. Such advances were non-interest bearing and due on demand.

NOTE 6--CONTRIBUTED SERVICES

  The sole member has provided services to the Company during the periods presented without cash compensation. The Company has recorded $40,000 (unaudited) and $25,000 during the periods ended February 28, 1997 and June 30, 1996 as a member's equity contribution for the estimated fair value of the services provided.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Dividend Policy...........................................................   12
Use of Proceeds...........................................................   12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   13
Selected Financial Data...................................................   17
Price Range of Common Stock...............................................   18
Business..................................................................   19
Management................................................................   27
Principal Shareholders....................................................   31
Selling Shareholders......................................................   32
Plan of Distribution......................................................   34
Description of Capital Stock..............................................   35
Legal Matters.............................................................   35
Experts...................................................................   35
Additional Information....................................................   36
Index to Financial Statements.............................................  F-1

  UNTIL       , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,103,750 SHARES

                       FRANKLIN TELECOMMUNICATIONS CORP.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration Statement are estimated to be as follows:

      Printing and duplication expenses............................... $ 25,000
      Registration fee................................................    3,292
      Legal fees and expenses.........................................   75,000
      Accounting fees and expenses....................................  108,000
      Transfer Agent fees.............................................    2,000
      Miscellaneous...................................................    6,708
                                                                       --------
          Total....................................................... $220,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Bylaws provide that the Company may indemnify its officers and directors, and may indemnify its employees and other agents, to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth a list of all unregistered securities issued by the Company during the past three years. All securities were issued pursuant to the exemptions provided for under Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 701 promulgated thereunder. The securities were issued for cash, upon exercise of employee stock options and in connection with certain acquisitions by the Company.

                                                                       SHARE
                        NAME                        DATE   SHARES  CONSIDERATION
                        ----                      -------- ------  -------------
   Triton Capital Investments, Ltd............... 10/31/97     35*  $  350,000
   Banque Edouard Constant SA.................... 10/31/97     50*     500,000
   Banque Franck S.A............................. 10/31/97     75*     750,000
   Elara Ltd..................................... 10/31/97    150*   1,500,000
   Ellis AG...................................... 10/31/97     10*     100,000
   JMG Capital Partners, L.P..................... 10/31/97     35*     350,000
   Lakeshore International, Ltd.................. 10/31/97    150*   1,500,000
   The Matthew Fund, N.V......................... 10/31/97     35*     350,000
   Vic Klimpl....................................  9/22/97 22,000       66,000
   Blair Holder .................................  9/22/97 30,000       90,000
   Raleigh Baughman..............................  9/22/97 30,000       90,000
   Mark Jenkins..................................  9/22/97 11,000       33,000
   Dale Berman...................................  9/22/97 10,000       30,000
   Cindy Cannon .................................  9/22/97 15,000       45,000

--------

*  Series A Preferred

                                                                       SHARE
                       NAME                        DATE    SHARES  CONSIDERATION
                       ----                      --------- ------- -------------
   Clay & Bobbie Lasiter........................   9/22/97  10,000   $ 30,000
   Scott Holder.................................   9/22/97  10,000     30,000
   Terry Widner.................................   9/22/97  33,333     99,999
   Roberto Alvarez..............................   9/22/97  20,000     60,000
   Mike & Marcia Marino.........................   9/22/97   7,000     21,000
   George Willse................................   9/22/97  10,000     30,000
   Frank Culker.................................   9/22/97   7,000     21,000
   Gary Nelson..................................   9/22/97  16,000     48,000
   Gary Nelson IRA acct.........................   9/22/97  45,000    135,000
   Doug Best....................................   9/22/97   7,000     21,000
   Martin Smith.................................   9/22/97   7,000     21,000
   Bob Zimdar...................................   9/22/97  10,000     30,000
   Anthony Chan.................................   9/23/97   9,000     27,000
   Tim LaFrance.................................   9/23/97   7,000     21,000
   Marvin Mansky................................   9/24/97  10,000     30,000
   Richard & Lorna Valentine....................   9/24/97   7,000     21,000
   John Costello................................   7/31/97 207,066    453,475
   Thomas Russell...............................   6/13/97  50,000     34,500
   Eileen Rouse.................................   6/13/97  50,000     45,000
   Alan London..................................   6/13/97  25,000     17,500
   Dianne Oliver................................   6/13/97   2,000        200
   Helen West...................................   6/17/97  12,000     10,800
   Alice Amanet.................................   6/24/97   6,250      4,375
   1996 Private Placement.......................    8/1/96 890,595    737,500
   28 Individuals
   Len Bartz....................................   6/30/96  23,350     20,000
   Michael C. Peters............................    3/1/96 380,000    190,000
   Eileen Rouse.................................    3/1/96  10,000      5,000
   Michael Parkhurst............................   8/26/96   5,000        500
   Patrick Klos.................................   10/1/96  15,000      1,500
   Dianne Oliver................................   10/8/96   8,000        800
   Michael Klos.................................  10/10/96   5,000        500
   Terry Lee....................................   12/2/96  20,000     25,000
   Steve Sullivan...............................   12/2/96  20,000     25,000
   Millhollan/Ellis............................. 3/96-2/97  12,000     26,246
   Charles & Barb Arledge.......................   12/4/96   5,808      8,131
   Brew & Shirley Arms..........................   12/4/96   5,808      8,131

                                                    SHARE     EXERCISABLE
               NAME              DATE   SHARES  CONSIDERATION  WARRANTS
               ----             ------- ------- ------------- -----------
   Andrew & Joan Chitiea....... 12/4/96   5,808  $    8,131
   Daniel & Pat Derbes......... 12/4/96  11,617      16,264
   Kenneth King................ 12/4/96   2,905       4,067
   Herman & D. Krantz.......... 12/4/96   7,260      10,164
   Dale & Monica Sheets........ 12/4/96  14,521      20,329
   Robert & Erma Sheets........ 12/4/96   7,260      10,164
   John Calderwood.............  1/7/97   5,000         625
   Frederick I. Camerer........    3/96   5,000       2,500
   Edward D. Bagley............  2/5/97  59,608     190,000
   Marcia Marino...............  2/7/97  20,000      25,000
   Peter Buswell............... 2/25/97  30,000       3,000
   Kristin Peters.............. 2/26/97  10,000       1,000
   Sparrow Marcioni............ 1/28/97 600,000   3,150,000
   Neil Wyenn.................. 2/26/97  25,000     131,250
   M.H. Meyerson & Co., Inc.... 5/11/95                         600,000
   Wilson Davis................ 10/1/95                          30,000
   Sam Wilson.................. 10/1/95                          50,000
   Paul Davis.................. 10/1/95                          50,000
   Lyle Davis.................. 10/1/95                          60,000
   Byron Barkley...............    3/96  20,000      10,000
   Byron Barkley............... 10/1/95                          20,000
   Bryan B. Bagley PFT Sharing   3/1/96  20,000      10,000
   ............................
   Bryan B. Bagley.............  3/1/96  20,000      10,000
   Bollard Investment Co....... 10/1/95                          40,000
   Bruce Whaley................ 10/1/95                          40,000
   Joe Fisher..................    3/96  70,000      35,000
                                10/1/95                          40,000
   Gary Nelson................. 10/1/95                          64,000
   Gary Nelson Transcorp C/F... 10/1/95                          11,000
   Gary Conrad................. 10/1/95                         200,000
   Ronald Heller............... 10/1/95                         303,000
   David Nagelberg............. 10/1/95                         303,000

                                                    SHARE     EXERCISABLE
              NAME             DATE    SHARES   CONSIDERATION  WARRANTS
              ----            ------- --------- ------------- -----------
   Martin & Co............... 10/1/95                           146,000
   Michael and Linda          10/1/95                            28,000
   Silvestri.................
   Jeffrey Barber............ 10/1/95                            14,000
   Joel Marcus............... 10/1/95                            12,000
   Rocco Vezza............... 10/1/95                            12,000
   Joanne Gioia.............. 10/1/95                            12,000
   Joseph Schmidt............ 10/1/95                            10,000
   Kevin Charos.............. 10/1/95                            10,000
   Frederick I. Camerer...... 5/11/94    30,000    $ 3,000
   Michael C. Peters......... 5/12/94    30,000      3,000
   Frederick I. Camerer...... 5/31/94    50,000      5,000
   Mark Peters............... 6/17/94     1,000        100
   Kristen Peters............  Jan-95    10,000      1,000
   John Costello.............  Jan-95   199,806     61,141
   Herman & D. Krantz........  Jan-95     7,260      2,222
   Dale & Monica Sheets......  Jan-95    14,521      4,443
   Robert & Erma Sheets......  Jan-95     7,260      2,222
   Colin Patterson...........  Jan-95    29,042      8,887
   John Costello.............  Jan-95     7,260      2,222
   Added Value...............  Jan-95     3,493      1,034
   Robert & Erma Sheets......  Jan-95     1,529        453
   Herman & D. Krantz........  Jan-95     1,529        453
   Colin Patterson...........  Jan-95     6,087      1,802
   Photo Vision..............  Jan-95       405        120
   Added Value...............  Feb-95       389        121
   Micropolus................  Feb-95       489        153
   Future Elect..............  Feb-95     2,043        637
   Charles Arledge...........  Feb-95     1,159        362
   Brew Arms.................  Feb-95     1,159        362
   Andew Chitiea.............  Feb-95     1,160        362
   Dan Derbes................  Feb-95     2,319        724
   Kenneth King..............  Feb-95       580        181
   Frederick I. Camerer......  Apr-95    25,000      2,500
   Kristen Peters............  Apr-95    10,000      1,000
   UPS.......................  Apr-95     1,084      1,642
   Frank Peters..............  Apr-95 2,000,000    134,000
   Dale & Monica Sheets......  May-95     3,070      2,398
   Michelle Nisbet...........  May-95     4,280        783
   Frank Dragun..............  May-95    22,000      2,200

                                                      SHARE     EXERCISABLE
             NAME               DATE     SHARES   CONSIDERATION  WARRANTS
             ----            ---------- --------- ------------- -----------
   Charles & Barb Arledge..      May-95     5,808  $    1,626
   Brew & Shirley Arms.....      May-95     5,808       1,626
   Andrew & Joan Chitiea...      May-95     5,808       1,626
   Daniel & Pat Derbes.....      May-95    11,617       3,253
   Kenneth King............      May-95     2,905         813
   Michael C. Peters.......     6/30/95   255,000      25,500
   Kristen Peters..........      Jul-95    10,000       1,000
   Frank Jones.............      Aug-95     5,000         500
   Michael Parkhurst.......      Aug-95    15,000       1,500
   Wyle....................      Aug-95     7,555      10,388
   Bill Woods..............      Aug-95     4,000       2,800
   Kristen Peters..........      Aug-95     8,127       2,032
   Frederick I. Camerer....      Sep-95     9,147       2,287
   Michael Peters..........      Sep-95    13,565       3,391
   1995 Reg. D. Private
    Placement..............  6/95-10/95 2,000,000   1,000,000
   Richard Parkhurst.......      Dec-95    25,000       9,835
   Frederick I. Camerer....      Feb-96    12,500       1,250
   Michael & Marcia Marino.     6/30/96    28,572  $   20,000

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  The following exhibits are filed with this Registration Statement:

    3.1   Restated Articles of Incorporation of Franklin Telecommunications
           Corp.
    3.2*  Bylaws of Franklin Telecommunications Corp.
    3.3   Certificate of Determination of Preferences of Series A Preferred
           Stock.
    5.1*  Opinion of Phillips & Haddan LLP
   10.1*  Employment Agreement, dated March 1, 1993 between Franklin
           Telecommunications Corp. and Frank W. Peters
   10.2*  Confidential Agreement dated June 3, 1996 between Malibu Internet
           Services and Franklin Telecommunications Corp.
   10.3*  Joint Venture Agreement dated May 23, 1996 between StarComm Products
           Inc. and Franklin Telecommunications Corp.
   10.4*  Letter Agreement dated February 28, 1997 between Internet Passport
           LLC and Franklin Telecommunications Corp.
   10.5*  Subscriber Agreement dated January 2, 1997 between LaserVend, Inc and
           Franklin Telecommunications Corp.
   10.6*  Subscriber Agreement dated January 28, 1997 between A-Online
           Information Services, Inc. and Franklin Telecommunications Corp.
   10.7*  Subscriber Agreement dated January 17, 1997 between WebTV Networks,
           Inc. and Franklin Telecommunications Corp.
   10.8*  Letter Agreement dated February 26, 1997 between CPR Computer Repair,
           Inc. and Franklin Telecommunications Corp.
   10.9*  Letter Agreement dated December 2, 1996 between Number 1 Internet
           Services and Franklin Telecommunications Corp.
   10.10* Warrant Agreement dated May 18, 1995 between M. H. Myerson & Co. and
           Franklin Telecommunications Corp.
   10.11* Form of Letter Agreement dated March 17, 1997 between M. H. Myerson &
           Co. and Franklin Telecommunications Corp.
   10.12* Form of Indemnity Agreement for all Directors of Franklin
           Telecommunications Corp.
   10.13* Memorandum of Understanding, dated March 13, 1997, between Internet
           Passport and DigitalXPress LLC.
   10.14* Agreement, dated May 16, 1997, between StarComm and Franklin
           Telecommunications Corp.
   10.15* Agreement, dated May 15, 1997, between Peak Technologies, Inc. and
           Franklin Telecommunications Corp.
   10.16 Form of Regulation D Subscription Agreement, dated October 31, 1997 between Franklin Telecommunications Corp. and certain investors.
   10.17  Form of Registration Rights Agreement, dated October 31, 1997 between
           Franklin Telecommunications Corp. and certain investors.
   10.18  Form of Warrant issued to purchasers of the Series A Preferred Stock
   16.1*  Letter from Corbin & Wertz, Certified Public Accountants
   23.1*  Consent of Corbin & Wertz, Certified Public Accountants
   23.2*  Consent of Phillips & Haddan LLP (included as part of Exhibit 5.1)
   23.3   Consent of Singer, Lewak, Greenbaum & Goldstein LLP

--------
*Previously filed

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registation by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on November 6, 1997.

                                          Franklin Telecommunications Corp.

                                          By      /s/ Frank W. Peters
                                            ___________________________________
                                                      Frank W. Peters
                                                         President

  In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
(1) Principal Executive Officer

      /s/ Frank W. Peters            President and a Director       November 6, 1997
____________________________________
          Frank W. Peters

(2) Principal Financial and Accounting Officer

       /s/ Thomas Russell            Chief Financial Officer and    November 6, 1997
____________________________________  a Director
          Thomas Russell

(3) Directors

      /s/ Peter S. Buswell*          Director                       November 6, 1997
____________________________________
         Peter S. Buswell

       /s/ Robert S. Harp*           Director                       November 6, 1997
____________________________________
          Robert S. Harp

*By Frank W. Peters, Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT NO.                                 DESCRIPTION                                    SEQUENTIALLY
 -----------                                 -----------                                   NUMBERED PAGE
                                                                                           -------------
       3.1   Restated Articles of Incorporation of Franklin Telecommunications Corp.
       3.2*  Bylaws of Franklin Telecommunications Corp.
       3.3   Certificate of Determination of Preferences of Series A Preferred Stock.
       5.1*  Opinion of Phillips & Haddan LLP
      10.1*  Employment Agreement, dated March 1, 1993 between Franklin
              Telecommunications Corp. and Frank W. Peters
      10.2*  Confidential Agreement dated June 3, 1996 between Malibu Internet Services and Franklin Telecommunications Corp.
      10.3*  Joint Venture Agreement dated May 23, 1996 between StarComm Products Inc.
              and Franklin Telecommunications Corp.
      10.4*  Letter Agreement dated February 28, 1997 between Internet Passport LLC and
              Franklin Telecommunications Corp.
      10.5*  Subscriber Agreement dated January 2, 1997 between LaserVend, Inc and
              Franklin Telecommunications Corp.
      10.6*  Subscriber Agreement dated January 28, 1997 between A-Online Information
              Services, Inc. and Franklin Telecommunications Corp.
      10.7*  Subscriber Agreement dated January 17, 1997 between WebTV Networks, Inc.
              and Franklin Telecommunications Corp.
      10.8*  Letter Agreement dated February 26, 1997 between CPR Computer Repair, Inc.
              and Franklin Telecommunications Corp.
      10.9*  Letter Agreement dated December 2, 1996 between Number 1 Internet Services and Franklin Telecommunications Corp.
      10.10* Warrant Agreement dated May 18, 1995 between M. H. Myerson & Co. and
              Franklin Telecommunications Corp.
      10.11* Form of Letter Agreement dated March 17, 1997 between M. H. Myerson & Co.
              and Franklin Telecommunications Corp.
      10.12* Form of Indemnity Agreement for all Directors of Franklin
              Telecommunications Corp.
      10.13* Memorandum of Understanding, dated March 13, 1997, between Internet
              Passport and DigitalXPress LLC.
      10.14* Agreement, dated May 16, 1997, between StarComm and Franklin
              Telecommunications Corp.
      10.15* Agreement, dated May 15, 1997, between Peak Technologies, Inc. and
              Franklin Telecommunications Corp.
      10.16  Form of Regulation D Subscription Agreement, dated October 31, 1997 between Franklin Telecommunications Corp. and certain investors.
      10.17  Form of Registration Rights Agreement, dated October 31, 1997 between
              Franklin Telecommunications Corp. and certain investors.
      10.18  Form of Warrant issued to purchasers of the Series A Preferred Stock
      16.1*  Letter from Corbin & Wertz, Certified Public Accountants
      23.1*  Consent of Corbin & Wertz, Certified Public Accountants
      23.2*  Consent of Phillips & Haddan LLP (included as part of Exhibit 5.1)
      23.3   Consent of Singer, Lewak, Greenbaum & Goldstein LLP

-------
*Previously filed